Filed pursuant to Rule 424(b)(3)
Registration No. 333-133960
Registration No. 333-127745
Registration No. 333-125106
Registration No. 333-117653

PROSPECTUS SUPPLEMENT NO. 4
Dated December 11, 2006
(To Prospectus dated August 4, 2006)

16,914,119 Shares of Common Stock for Resale by Certain Stockholders

Uranium Resources, Inc.

Common Stock

Supplement to Prospectus

This supplements the prospectus dated August 4, 2006, of Uranium Resources, Inc., (the “Company”), as supplemented by Supplement No. 1 dated September 19, 2006, Supplement No. 2 dated October 5, 2006 and Supplement No. 3 dated November 20, 2006, relating to the sale by certain of our securityholders of up to 16,914,119 shares of Common Stock of the Company.  You should read this prospectus supplement in conjunction with the prospectus, and this supplement is qualified by reference to the prospectus, except to the extent that the information herein supersedes the information contained in the prospectus.  This supplement includes:

•                                                      A report on Form 8-K announcing that on December 5, 2006, HRI-Churchrock, Inc., a wholly-owned subsidiary of the Company, entered into an agreement with a wholly-owned subsidiary of ITOCHU Corporation to develop jointly the Churchrock property in New Mexico (the “Joint Venture”).  Each of the Company and ITOCHU Corporation has guarantied the obligations of its subsidiary that is the member of the Joint Venture.  The Joint Venture agreement and press release were attached as exhibits to the report.

**********************

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is December 11, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2006

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX		75067
(Address of principal executive offices)		Zip Code

(972) 219-3330
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 5, 2006, HRI-Churchrock, Inc. (the “Company”), a wholly-owned subsidiary of Uranium Resources, Inc., entered into an agreement with a wholly-owned subsidiary of ITOCHU Corporation (“ITOCHU”) to develop jointly the Company’s Churchrock property in New Mexico (the “Joint Venture”).

A feasibility study will be completed by the end of 2006.  After the completion of the feasibility study, the parties must make a preliminary investment decision (“Preliminary Investment Decision”) whether to move forward with the Joint Venture.  If a positive decision is made, ITOCHU will reimburse the Company for 50% of its permitting costs from November 1, 2005, through the completion of the feasibility study, up to a maximum contribution of $180,000.  The parties will split costs incurred after completion of the feasibility study 50-50 until a final investment decision is made by the parties after receipt of necessary permits and resolution of the Indian country status of certain of the properties included in the venture, which is currently pending with the US Environmental Protection Agency (“Final Investment Decision”).

If a positive Final Investment Decision is made, Uranium Resources, Inc. will cause to be conveyed to the Joint Venture certain permits and certain of its Churchrock properties in New Mexico, and ITOCHU will contribute $8 million in cash and cause a $24 million debt facility to be made available to the Company.  Cash flow from the first $30 per pound of uranium sold by the Company will be split 50-50 and cash flow from uranium sales in excess of $30 per pound will be split 70% to the Company and 30% to ITOCHU.  The Company will be the manager of the Joint Venture and receive a management fee.

If ITOCHU makes a positive Preliminary Investment Decision or a Positive Final Investment Decision and the Company makes a negative decision at either time, the Joint Venture will terminate and the terms of the parties’ original delivery contracts applicable to South Texas production will be reinstated.  The average price of deliveries under the original contracts would have been about $15 per pound for 2006.  If the Company makes a negative Final Investment Decision and ITOCHU makes a positive Final Investment Decision, the Company will reimburse ITOCHU 30% of the permitting expenses paid by ITOCHU, and the Company would be prohibited from developing the Churchrock property for 18 months.

If both parties make a negative decision at either the Preliminary or Final Investment Decision time, or if the Company makes a positive decision at either time and ITOCHU makes a negative decision, the Joint Venture will terminate and there will be no reinstatement of the original delivery contracts with ITOCHU for South Texas production.  However, the Company will lose about $2.10 per pound on some of its South Texas production.

Each of Uranium Resources, Inc. and ITOCHU Corporation has guarantied the obligations of its subsidiary that is the Member of the Joint Venture.  Certain obligations are limited to the amount of distributions received from the venture.

Uranium Resources, Inc. issued a press release on December 7, 2006 announcing the signing of the venture.

Item 9.01.  Financial Statements and Exhibits

Exhibit 99.1            Limited Liability Company Agreement of Churchrock Venture LLC.

Exhibit 99.2            Press Release dated December 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date: December 8, 2006	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Limited Liability Company Agreement of Churchrock Venture LLC
99.2	Press Release dated December 7, 2006.

Exhibit 99.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHURCHROCK VENTURE LLC

A DELAWARE LIMITED LIABILITY COMPANY

Effective Date:  December 5, 2006

i

ii

SCHEDULE

Schedule of Members

iii

LIMITED LIABILITY COMPANY AGREEMENT

CHURCHROCK VENTURE LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement (this “Agreement”) is made as of December 5, 2006 (“Effective Date”) between HRI-Churchrock, Inc., a Delaware corporation, the address of which is PO Box 888, Crownpoint, New Mexico 87313 (“HRI”) and ITC Nuclear Fuel Service (New Mexico) Inc., a Delaware corporation (“ITOCHU”), the address of which is 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077 Japan.

RECITALS

A.            HRI owns or controls certain properties in McKinley County, State of New Mexico, known as the Churchrock Property, which properties are described in Exhibit A and defined in Exhibit C.

B.            ITOCHU wishes to participate with HRI in the development and mining of uranium within the Properties.

C.            HRI and ITOCHU wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et seq. (the “Act”), to conduct the operations on the Properties contemplated by Recital B and, if development is undertaken, to own the Properties.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, HRI and ITOCHU agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1          Definitions.  The terms defined in Exhibit C and elsewhere herein shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2          Cross References.  References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

2.1          Formation.  The Company has been duly organized pursuant to the Act and the provisions of this Agreement as a Delaware limited liability company by the filing of its Certificate of Formation (as defined in the Act) in the Office of the Secretary of the State of Delaware.

2.2          Name.  The name of the Company is “Churchrock Venture LLC” and such other name or names complying with the Act as the Manager shall determine. The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

2.3          Purposes.  The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

(a)           to evaluate the possible Development and Mining on the Properties and, subject to the required consents of the Members as provided herein, to engage in Development and Mining on the Properties,

(b)           to hold the Assets,

(c)           to engage in Operations on the Properties,

(d)           to engage in marketing and sale of Products,

(e)           to borrow money on a secured or unsecured basis to finance any of the foregoing,

(f)            to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties,

(g)           to acquire additional interests in real property or minerals, if any, within the exterior boundaries of the Properties, and

(h)           to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4          Limitation.  Unless the Members otherwise unanimously agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.  Without limiting the generality of the foregoing, the Company shall not (i) borrow money for any purpose other than specifically permitted herein or (ii) acquire or develop any other business or assets except as specifically permitted herein.  Further,  prior to a Positive Final Investment Decision, the Business of the Company shall be limited to pursuit of the necessary Permits in the name of Hydro Resources, Inc., obtaining bids for activities to be conducted if there is a Positive Final Investment Decision after Permit Approval, obtaining letters of intent or contracts as to the purchase of Products (subject to the commencement of Mining Operations), such other activities to which the Members may unanimously consent in writing and such Operations as are reasonably necessary in connection with the foregoing.

2.5          Term.

(a)           The term of existence of the Company shall begin on the Effective Date and shall continue for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental Compliance is completed and accepted, unless the Company is earlier dissolved and Operations terminated as herein provided.  For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than thirty (30) full consecutive calendar months.

(b)           If the Members shall not have approved a Positive Preliminary Investment Decision on or before the date that is 90 days after delivery to ITOCHU of the Feasibility Study, then unless the Members otherwise unanimously agree, the term of existence of the Company shall thereupon end, subject to such actions and obligations as are required in connection with dissolution of the Company.

(c)           If the Members shall not have approved a Positive Final Investment Decision on or before the earlier of (i) 120 days following Permit Approval and (ii) the fifth anniversary of the Effective Date, the term of existence of the Company shall thereupon end, subject to such actions and obligations as are required in connection with dissolution of the Company; provided that if the Permit Approval occurs within 120 days prior to such fifth anniversary, then the termination date shall be 120 days from the date of Permit Approval.

2.6          Registered Agent; Offices.  The name of the Company’s registered agent in the State of Delaware is The Corporation Trust Company or such other person as the Manager may select in compliance with the Act from time to time. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 or at any other place within the State of Delaware at which The Corporation Trust Company shall maintain an office at which it acts as registered agent or such other office as the Members may unanimously agree. The principal office of the Company shall be at P.O. Box 888, Crownpoint, New Mexico 87313, or any other location to which the Members may unanimously agree.

2.7          Conditions Precedent to Effective Date.  The effectiveness of this Agreement shall be conditioned upon execution and delivery hereof by the Members and the simultaneous execution and delivery of a Parent Guaranty in the form attached as Exhibit E-1 by Itochu Corporation and as Exhibit E-2 by Uranium Resources, Inc.

ARTICLE III
CONTRIBUTIONS BY MEMBERS

3.1          Members’ Mandatory Contributions.

(a)           HRI Contributions:

(i)            HRI, as its initial contribution, shall contribute the Feasibility Study upon a Positive Preliminary Investment Decision.

(ii)           Following a Positive Preliminary Investment Decision, subject to agreement on the relevant Budgets from time to time as provided herein, HRI shall contribute all costs required in connection with the Properties and Permits (other than the portion of such costs that ITOCHU is obligated to fund as provided below) until the Final Investment Decision;

(iii)          If a Positive Final Investment Decision is made by the Members, HRI shall, at Financial Closing and simultaneously with ITOCHU’s contribution under Section 3.1(b)(ii):

(A)          contribute the Assets described in Exhibit A (other than the Permits described in Section 3.1(a)(iii)(B) below) to the capital of the Company, free and clear of all liens and encumbrances other than Approved Title Exceptions; and

(B)           contribute to the capital of the Company all Permits issued to HRI to the extent applicable to the Properties and Operations thereon (including arranging for segregation and, to the extent allowed by Governmental Authorities,  transfer or reissuance of the Permits to the Company solely as to the Properties).

Upon contribution of all such Assets, including the rights in the Permits, the amount of Eight Million Dollars ($8,000,000) shall be credited to HRI’s Capital Account as of the date so contributed.

(b)           ITOCHU Contributions:

(i)            If a Positive Preliminary Investment Decision is made, ITOCHU shall, (x) reimburse HRI for 50% of the costs of pursuing Permits expended by HRI during the period from November 1, 2005 through the Effective Date, up to a maximum ITOCHU contribution of $180,000, provided evidence of the amount and nature of such costs in reasonable detail is submitted to ITOCHU, and (y) subject to agreement on the relevant Budgets from time to time as provided herein, contribute to the Company or reimburse HRI 50% of all costs required to be funded hereunder from time to time after the Effective Date in connection with the  Permits, pending the Final Investment Decision.

(ii)           If a Positive Final Investment Decision is made, ITOCHU shall, at the Financial Closing and simultaneously with HRI’s contribution under Section 3.1(a)(iii):

(A)          contribute to the capital of the Company the amount of $8,000,000 to fund the Development Program and Budget as provided in Section 12.4 (the “Commitment Amount”), which shall be credited to ITOCHU’s Capital Account as of the date so contributed;

(B)           subject to agreement of the Members on the form of such loan documents and the conditions precedent to funding thereunder, deliver to the Company for execution a binding loan agreement and related loan and security documents (collectively, the “Loan Agreement”) consistent with the terms set forth on Exhibit G, providing a secured loan of $24,000,000 (or such greater or lesser amount as may be unanimously agreed by the Members in connection with a Positive Final Investment Decision) for Development and Operations (such financing, the “Project Financing”); provided, however, that the Members may unanimously determine to obtain the Project Financing on a limited recourse basis from a third party not affiliated with ITOCHU if more favorable commercial terms are available.

3.2          Additional Contributions.  The Members, subject to the special provisions applicable to funding the Feasibility Study under the Feasibility Study Funding Agreement and ITOCHU contributing the Commitment Amount and supplying the Project Financing if a Positive Final Investment Decision is made by the Members, shall be obligated to contribute funds to the Company to fund adopted Programs and Budgets in proportion to their respective Ownership Interests.  Without limiting the foregoing, to the extent that the Company does not otherwise have sources of funds to do so, the Members shall each be obligated to contribute funds in proportion to their respective Ownership Interests to pay the cost of any Environmental Compliance required by applicable Environmental Laws or ordered by any Governmental Authority, whether or not such expenditures occur during the term of this Agreement or thereafter as a result of Operations under this Agreement; provided, that the maximum amount for which each Member shall be liable pursuant to this sentence shall not exceed the sum of all distributions received by such Member hereunder minus any amount previously funded for Environmental Compliance by such Member as additional Capital Contributions or by such Member’s parent under the Parent Guaranty; and provided, further, that no Member shall be required to fund its proportionate share of any such cost of Environmental Compliance cost if the other Member is not simultaneously funding its proportionate share.  The obligations in the preceding sentence shall survive the termination of this Agreement and the withdrawal of any Member or Members; provided, that no Member shall have any liability with respect to funding Environmental Compliance with respect to any contamination or non-compliance with Environmental Law that does not relate to the period that such Member was a Member of the Company.

3.3          Record Title.  Until title to the Assets described in Section 3.1(a)(iii) is contributed to the Company by HRI, such title shall be held by HRI, free and clear of all liens and encumbrances other than Approved Title Exceptions.  HRI hereby consents to the recording in the appropriate land records of, and the Company shall so record, a memorandum reflecting the Company’s interest in the Properties.  Until title to such Assets has passed to the Company as provided herein, the Company shall not be obligated to pay any costs of ownership or maintenance or other costs related to such Assets except (i) as expressly provided herein or (ii) costs to which the Members shall unanimously agree in writing.

3.4          Failure to Convey Property.  If HRI shall fail to convey the Assets  to the Company if and when required hereunder, in addition to any other remedy of the Company or the other Member available hereunder, at law or in equity, ITOCHU shall have the right to equitable relief in the form of specific performance (or any similar equitable remedy) to require HRI to convey such Assets.  HRI acknowledges that the Assets are unique and that monetary damages for the failure of HRI to convey such Assets shall not be an adequate remedy and HRI hereby waives, to the maximum extent permitted by applicable Law, and agrees not to assert as a defense in any such action seeking equitable relief that money damages are a sufficient remedy.

ARTICLE IV
CAPITAL ACCOUNTS AND ALLOCATIONS

4.1          Capital Accounts.

(a)           Establishment and Maintenance of Capital Accounts.  A separate capital account (“Capital Account”) shall be established for each Member on the books of the Company initially reflecting an amount equal to such Member’s Initial Capital Contribution.  Each Member’s Capital Account shall be:

(i)            increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member’s share of Net Gain and other items of income and gain allocated to such Member pursuant to Section 4.2;

(ii)           decreased by such Member’s share of Net Loss and other items of loss, deduction and expense allocated to such Member pursuant to Section 4.2 and the aggregate amount of all Distributions made to such Member; and

(iii)          maintained in all respects in accordance with section 704(b) of the Code and the Treasury Regulations issued thereunder.

Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

(b)           Negative Capital Accounts.  Except as may be required by the Act or any other applicable Law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

(c)           Company Capital.  No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (i) to demand the return of such Member’s Capital Contribution or, except as otherwise provided in this Agreement, any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to ARTICLE XVI hereof, or (ii) to cause a partition of the Company’s assets.

(d)           Capital Account Adjustment.  If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section 4.1(a). For purposes of Section 4.1(a), a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence.

(e)           Accounting for Distribution in Kind.  For purposes of maintaining Capital Accounts when the Company property is distributed in kind: (a) the Company shall treat such property as if it had been sold for its fair market value on the date of distribution; (b) any difference between such fair market value and the Company’s prior book value in such property for Capital Account purposes shall constitute Net Gain or Net Loss, as the case may be, for the Allocation Period ending on and including the date of such distribution and shall be allocated to the Capital Accounts of the Members pursuant to Section 4.2; and (c) each Member’s Capital Account shall be reduced by the fair market value of the property distributed to such Member (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code).

4.2          Allocations of Net Gains and Net Losses.

(a)           Except as otherwise provided in Section 4.2(b), Net Gains and Net Losses for each Fiscal Year (or other Allocation Period) shall be allocated in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during, or with respect to, such Fiscal Year (or Allocation Period) is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 16.2(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 16.2(b) to the Members immediately after making such allocation.  Subject to the other provisions of this ARTICLE IV, an allocation to a Member of a share of Net Gain or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Gain or Net Loss.  For the avoidance of doubt, to the extent that HRI has a disproportionate right to distributions pursuant to ARTICLE V below, it is the intent of this Section 4.2(a) that the allocation of Net Gains and Net Losses to the Members reflect such disproportionate right to distributions.

(b)           Prior to the making of any allocation under Section 4.2(a), the following allocations shall be made in the following order:

(i)            Any non-recourse deduction (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) for an Allocation Period of the Company shall be allocated to the Members in accordance with their respective Capital Accounts at the beginning of such period.  If there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulations Section 1.704-2(d)) during a Fiscal Period of the Company, then items of income and gain for such Fiscal Period (and, if necessary, for subsequent periods) shall be allocated to the Members in the manner and to the extent required by Treasury Regulations Section 1.704-2(f).  This clause is intended to constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f), and this clause shall be construed accordingly.

(ii)           Any partner nonrecourse deduction (within the meaning of Treasury Regulations Section 1.704-2(i)(2)) shall be allocated in the manner specified in Treasury Regulations Section 1.704-2(i)(1), and, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3)) during a Fiscal Period attributable to a partner nonrecourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)), then each Member with a share of partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain for such period attributable to such partner nonrecourse debt (which share of such net decrease shall be determined under Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(g)(2)).  This clause is intended to constitute a “chargeback of partner nonrecourse debt minimum gain” as provided by Treasury Regulations Section 1.704-2(i)(4), and this clause shall be construed accordingly.

(iii)          In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain) shall be specially allocated to such Member in the manner required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d) to eliminate, to the extent required by such regulation, the deficit in the Adjusted Capital Account of such Member as quickly as possible.  This clause is intended to constitute a “qualified income offset” as provided by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and this clause shall be construed accordingly.

(iv)          If the allocation of any item of income, gain, deduction or loss under this Agreement (A) does not have substantial economic effect under Treasury Regulations Section 1.704-1(b)(2) and (B) is not in accordance with the Member’ interests in the Company within the meaning of Treasury Regulations Section 1.704-1(b)(3), then such item shall be reallocated in such manner as (1) either to have substantial economic effect or to be in accordance with the Members’ interests in the Company and (2) to result as nearly as possible in the respective balances of the Capital Accounts that would have been obtained if such item had instead been allocated under the provisions of this Agreement without giving effect to the provisions of this clause (iv).

(v)           If any amount is allocated pursuant to clause (i), (ii), (iii) or (iv) of this Section 4.2(b), then, notwithstanding anything to the contrary in this Agreement (but subject to the provisions of clauses (i), (ii), (iii) and (iv) of this Section 4.2(b)), income, gain, deduction and loss, or items thereof, thereafter shall be allocated in such manner and to such extent as may be necessary so that, after such allocation, the respective balances of the Capital Accounts as nearly as possible shall equal the balances that would have been obtained if the amount allocated pursuant to such clause (i), (ii), (iii) or (iv) and the amount allocated pursuant to this clause (v) instead had been allocated under the provisions of this Agreement without giving effect to the provisions of such clause (i), (ii), (iii) or (iv) or this clause (v).

4.3          Allocation of Taxable Income and Loss.

(a)           Except as otherwise provided in this Section 4.3, the taxable income or loss of the Company (and items thereof) for any Allocation Period shall be allocated among the Members in proportion to and in the same manner as Net Gain, Net Loss and separate items of income, gain, loss and deduction are allocated among the Members for Capital Account purposes pursuant to the provisions of Section 4.2.  Except as otherwise provided in this Section 4.3, the allocable share of a Member for tax purposes in each specified item of income, gain, deduction and loss of the Company comprising Net Gain, Net Loss or an item allocated pursuant to Section 4.2 shall be the same as such Member’s allocable share of Net Gain, Net Loss or the corresponding item for such Fiscal Period.

(b)           In accordance with Sections 704(b) and 704(c) of the Code and applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(4)(i), items of income, gain, deduction and loss with respect to any Book Property of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Book Property to the Company for federal income tax purposes and its book value.  In making allocations pursuant to this Section 4.3(b), Company shall apply the “traditional” method provided by Treasury Regulations Section 1.704-3(b).

(c)           To the extent of any recapture income resulting from the sale or other taxable disposition of assets of the Company, the amount of any gain from such disposition allocated to a Member (or a successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent that such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

(d)           The items of income, gain, deduction and loss for tax purposes allocated to the Members pursuant to this Section 4.3 shall not be reflected in the Members’ Capital Accounts.

(e)           Pursuant to Treasury Regulations Section 1.752-3(a)(3), the Members hereby agree to allocate excess nonrecourse liabilities of the Company in accordance with their respective Ownership Interests.

4.4          Allocations to Transferred Interests.  Income, gains, losses, deductions and expenditures allocated to an Ownership Interest that is Transferred during a Fiscal Year shall be allocated to each Person who was the holder of such Ownership Interest during such Fiscal Year in a manner which takes into account the varying interests of the Members in the Company during such Fiscal Year, including by an allocation in proportion to the number of days that each such holder was recognized as the owner of such Ownership Interest during such Fiscal Year or by an interim closing of the books, or in any other manner permitted by Section 706 of the Code, as determined by the transferee and the transferor in their sole discretion; provided, however, that any expenses incurred by the Company in allocating such items shall be borne by the transferee and the transferor.

ARTICLE V
DISTRIBUTIONS

5.1          General.  The Company shall make distributions to its Members as provided in this ARTICLE V and may make other distributions as determined unanimously by the Management Committee in accordance with this Agreement; provided, that the Company shall not make a distribution to any Member on account of such Member’s Ownership Interest if such distribution would violate Section 18-607 of the Act or other law or the terms of the Project Financing (including any contributions to debt service reserves or capital expenditure reserves that are due at the time of such distributions).  Any distribution that is prevented from being made as a result of any such violation may be made in the future when such violation no longer exists and shall be made in the same proportions as were applicable to the Distribution Period in which it would have been made but for the violation.

5.2          Timing and Allocation of Distributions.  Distributions of cash not in conjunction with the liquidation and dissolution of the Company shall be made commencing with the First Distribution Period to the Members as follows:

(a)           70% of all Excess Cash Flow, if any, shall be distributed on each Distribution Date (or as promptly as practicable thereafter)  to URI and 30% to ITOCHU.

(b)           100% of all Pro Forma Cash Flow shall be distributed on each Distribution Date (or as promptly as practicable thereafter), 50% to URI and 50% to ITOCHU.

5.3          Amount and Procedure for Distributions.  The amount of cash distributable to each Member for any Distribution Period shall be determined as follows:

(a)           The Manager shall certify in writing to the Members at least ten days prior to any distribution (A) the average price per pound of Product sold by the Company during such Distribution Period, (B)  the gross revenue from Product sold by the Company during such Distribution Period, (C) an itemized statement of deductions from revenue applied to determine cash available for distribution for such Distribution Period, (D) a cash flow statement for such quarter prepared in accordance with generally accepted accounting principals consistently applied and (E) a calculation of the Actual Cash Flow, Pro Forma Cash Flow and Excess Cash Flow for such Distribution Period.

(b)           All distributions shall be subject to year-end audit adjustments and any distribution for the last quarter of each Fiscal Year shall be increased or decreased or reallocated between the Members as necessary so that the total of all distributions of Pro Forma Cash Flow and Actual Cash Flow for each Distribution Period during such year shall be based on the audited operating cash flow for each such Distribution Period.  If there is not sufficient Actual Cash Flow for such final fiscal quarter to permit a sufficient increase, decrease or reallocation as provided in the preceding sentence, the distributions for subsequent quarters shall also be subject to such increase, decrease or reallocation.

(c)           Upon release of the Environmental Compliance Fund or any reserve funds required under the Project Financing the amount so released shall be distributed 70% to HRI and 30% to ITOCHU; provided, that if the weighted average price per pound of Product sold during the period from CPC until such release is less than $30 per pound, such amount shall be distributed to HRI and Itochu in the same ratio as the aggregate of all previous distributions were made to HRI and ITOCHU during such period from CPC until such releases were made to HRI and Itochu.

5.4          Distributions Upon Dissolution.  Distributions upon dissolution of the Company shall be as provided in ARTICLE XVI.

5.5          Distributions upon Sale or Salvage.  Distributions in the scenario described in Section 14.2 shall be made as provided therein.

ARTICLE VI
INTERESTS OF MEMBERS

6.1          Initial Ownership Interests.  The Members shall have the following Ownership Interests (which are independent from the Voting Interests set forth in Section 10.2):

HRI                 —                    50%

ITOCHU        —                    50%

6.2          Changes in Ownership Interests.  The Ownership Interests shall be eliminated or changed as follows:

(a)           Upon Transfer by either Member of part or all of its Ownership Interest in accordance with ARTICLE X; or

(b)           Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

6.3          Admission of New Members.  Except in the event of a transfer permitted pursuant to ARTICLE IX, a new Member may be admitted only with the unanimous written approval of the Members.

6.4          Elimination of Minority Interest Voting Rights.

(a)           A Member whose Ownership Interest becomes less than ten percent (10%) shall cease to have a vote or the right to consent to any matter hereunder (regardless of whether any provision herein shall require the unanimous consent or vote of the Members or of the members of the Management Committee), but shall retain the right to distributions hereunder subject to ARTICLE XIII.

(b)           If a Parent Guaranty is revoked, the Member whose obligations were guarantied by such revoked Parent Guaranty shall thereupon cease to have any right to vote on any matter hereunder, either as a Member or as a member of the Management Committee (regardless of whether such matter is expressly subject to unanimous consent) and shall cease to have any right to distributions hereunder except upon dissolution and after payment of all obligations of the Company.

6.5          Documentation of Adjustments to Ownership Interests.  Each Member’s Ownership Interest and related Capital Account balance shall be shown in the accounting records of the Company and any adjustments thereto shall be made monthly. The Schedule of Members attached hereto shall be amended from time to time to reflect such changes.

ARTICLE VII
RELATIONSHIP OF THE MEMBERS

7.1          Limitation on Authority of Members.  No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.  This Section 7.1 supersedes any authority granted to the Members pursuant to the Act.  Any Member that takes any action or binds the Company in violation of this Section 7.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.  Nothing in this Section 7.1 shall limit the power and authority of the Manager, as provided herein.

7.2          Federal Tax Elections and Allocations.  The Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment.

(a)           In addition, the Company shall make the following elections for purposes of all partnership income tax returns.

(i)            To use the accrual method of accounting.

(ii)           Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ending July 31, or such other taxable year as required by applicable laws.  In this connection, HRI represents that its taxable year as of the date hereof is the year ending July 31 and ITOCHU represents that its taxable year as of the date hereof is the year ending December 31.

(iii)          To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(iv)          Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

(v)           To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(vi)          To adjust the basis of property of the Company under Section 754 of the Code at the request of either Member;

(vii)         To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

(b)           Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses.

(c)           Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

7.3          State Income Tax.  To the extent permissible under applicable Law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

7.4          Tax Returns.  The Manager will supervise, and provide necessary information to, an accounting firm agreed to by ITOCHU and HRI to prepare the tax returns required to be filed by or with respect to the Company and shall cause such returns to be filed.  At least thirty (30) calendar days prior to the due date for any

U.S. federal income tax return, or material state income tax return, filed on behalf of the Company, including extensions, the Manager shall provide ITOCHU with a draft of such tax return, along with related workpapers and, upon request, access to personnel so as to enable ITOCHU to understand such draft tax return.  The consent of ITOCHU is required for the filing of any U.S. federal income tax return, and any material state income tax return, including any amendments to any such tax returns.  Failure by ITOCHU to notify HRI no later than 72 hours prior to the filing deadline of its objection to the filing of the return shall constitute ITOCHU’s consent to such filing.

7.5          Other Business Opportunities.  Except as to activities or operations concerning the Properties, each Member shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Company, without consulting with, or obligation to, the other Member or the Company.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Business or to any other activity or operation of any Member. No Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the exterior boundaries of the Properties at any time or within the Properties after dissolution of the Company and the termination of this Agreement.  Unless otherwise unanimously agreed by the Management Committee in writing, neither the Manager nor any Member shall mill, beneficiate or otherwise treat any Products in any facility not owned by the Company.  Neither the Manager nor any Member shall have the obligation to mill, beneficiate or otherwise treat any Products in any facility owned by the Manager or such Member unless such Manager or Member agrees to conduct such milling, beneficiation or other treatment for the Company.  Unless otherwise unanimously agreed by the Management Committee in writing, the Company shall not mill, beneficiate or otherwise treat any uranium solutions, suspensions, ores or similar products not owned by the Company.

7.6          Waiver of Rights to Partition or Other Division of Assets.  The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

7.7          Bankruptcy of a Member or Parent.  A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon the occurrence of an Insolvency Event with respect to such Member, and its successor, upon the occurrence of any such event, shall have only the rights, powers and privileges of a transferee enumerated in Section 9.2, and shall be liable for all obligations of the Member under this Agreement.  In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Section 9.2 are satisfied.  Any Insolvency Event with respect to any direct or indirect parent company of Manager shall not affect the Manager’s rights hereunder; provided, that if such parent insolvency materially impairs the ability of Manager to perform its obligations hereunder or results in withdrawal of any material Permit or any additional condition being placed on any Permit which materially adversely affects the ability of the Company to develop and mine the Properties, the non-Manager Member shall have the right to replace the Manager in accordance with Section 11.5.

7.8          Implied Covenants.  There are no implied covenants contained in this Agreement.  The covenants of good faith and fair dealing generally implied in contracts are incorporated herein as express covenants of each Member and of the Company.

7.9          No Certificate.  The Company shall not issue certificates representing Ownership Interests or Voting Interests in the Company.

7.10        Disposition of Production.  All Products produced by Operations shall be sold or otherwise disposed of by means of contracts entered into by the Company.  No Member shall have any right to take Products in kind or separately dispose of Products except pursuant to a separate contract with the Company unanimously approved by the Management Committee as provided herein.

7.11        Limitation of Liability.  The Members shall not be required to make any contribution to the capital of the Company except as otherwise expressly provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement.  The Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests.

7.12        Indemnities.  The Company shall and does hereby agree, to the fullest extent permitted by law, to defend, indemnify, and hold harmless the Members, the Manager and the Company’s officers, employees and agents (the “Indemnified Persons”), from and against any and all liability, cost, expense, or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, regardless of whether acting pursuant to their discretionary or explicit authority hereunder; provided, however, the Company shall not indemnify an Indemnified Person or hold him harmless with respect to any of the foregoing incurred in connection with such an Indemnified Person’s willful misconduct or gross negligence.

7.13        No Third Party Beneficiary Rights.  This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

7.14        Meetings of Members.  Meetings of the Members for such purposes as are required by the Act or otherwise authorized by this Agreement shall be held as follows:

(a)           Annual Meetings.  An annual meeting of the Members shall be held each year in Washington, D.C. or Albuquerque, New Mexico (alternating sites in alternate years), within 90 days after the close of the immediately preceding Fiscal Year of the Company for the purpose of conducting such proper business as may come before the meeting.  The date, time and place of the annual meeting shall be as set forth in Section 10.4 for the Management Committee.

(b)           Special Meetings.  Special meetings of Members may be called for any purpose and may be held at such time (not more frequently than twice per year) and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.  Such meetings may be called at any time by either Member or by the Manager.  Such meetings will occur in Albuquerque, New Mexico, or Washington, D.C., as determined by the Member calling such meeting.

(c)           Consecutive/Concurrent Meeting.  Any meeting of the Members may be held concurrently as part of a Management Committee meeting or consecutively with the Management Committee Meeting, provided each Member is duly represented in accordance with the Act or this Agreement (which representative may also be the Member’s designated voting representative on the Management Committee).  An action that may be taken by the Management Committee may also be taken by the Members at a duly called meeting of the Members.

(d)           Notice.  Whenever Members are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each Member entitled to vote at such meeting not less than thirty (30) nor more than sixty (60) days before the date of the meeting.  Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Each Member shall appoint a designated representative for that Member’s interest in the same manner as is provided in Section 10.1.  An agenda for such meeting shall be provided by the Manager or the Member calling the Meeting, as the case may be, at least 15 days prior to the scheduled meeting and any documents, budgets, or other written matter to be approved at such meeting shall be provided a reasonable time in advance of such meeting to permit advance review.

(e)           Quorum.  A quorum for a meeting of the Members shall require the presence of a representative from each Member, provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is duly represented, and a vote of such Member shall be considered the vote required for the purposes of the conduct of all business properly noticed, even if such vote would otherwise require unanimity.

(f)            Vote Required.  When a quorum is present, the affirmative vote of the Members holding a majority Voting Interest (as defined in Section 10.2) present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall be the act of the Members unless the question is one upon which by express provisions of the Act or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.  Notwithstanding the foregoing, no action for which a unanimous vote of the Management Committee is required by Section 10.3 shall be effective as an action of the Members unless there is a unanimous vote for such matter at the Member meeting.  In addition to the matters listed in Section 10.3, amendment of this Agreement shall require unanimous vote of the Members.

(g)           Proxies.  Each Member entitled to vote at a meeting of Members or to express consent or dissent to any action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon (i) after 90 days from its date or (ii) in any meeting other than a single meeting specified in such proxy.  At each meeting of Members, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Manager, acting as Secretary, or a person designated by the Secretary, and no Voting Interest may be represented or voted under a proxy that has been found to be invalid or irregular.

(h)           Action by Written Consent.  Any action required to be taken at any annual or special meeting of Members, or any action that may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken and the date of signature of such consent, shall be signed by Members holding not less than the minimum Voting Interest that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to the Manager or the agent of the Company having custody of the book or books in which proceedings of meetings of the Members are recorded.  If action is so taken without a meeting by less than unanimous written consent of the Members, a copy of such written consent shall be delivered promptly to all Members, who have not consented in writing.  Any action taken pursuant to such written consent or consents of the Members shall have the same force and effect as if taken by the Members at a meeting of the Members.

(i)            Audio/Video Conferences.  In lieu of meetings in person, any meeting of the Members may be conducted by telephone or video conference in the manner described in Section 10.5.  Any action taken in such a conference call shall be deemed action taken at a meeting of the Members.

(j)            Record Dates.  For purposes of determining the Members entitled to notice of or to vote at a meeting of Members, the Manager may set a record date, which shall not be less than two nor more than 60 days before (a) the date of the meeting or (b) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Manager on behalf of the Members to give such approvals.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1          As of the Effective Date, each Member warrants and represents to the other that:

(a)           It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)           It has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

(c)           It will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)           It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement;

(e)           This Agreement and the Parent Guaranty have been duly authorized, executed and delivered and are legal, valid and binding obligations in accordance with their terms;

(f)            It has good and marketable present title to any property that it is required to contribute to the Company hereunder, subject to no liens or encumbrances except as expressly permitted herein and is party to no agreement that restricts or conditions its right to make such contribution; and

(g)           It has the economic resources necessary to perform its obligations hereunder.

ARTICLE IX
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

9.1          General.  A Member shall not have the right to Transfer to a third party its Ownership Interest, or any beneficial interest therein, except as provided in this ARTICLE IX.  Any purported or attempted transfer not complying with this ARTICLE IX shall be void.

9.2          Limitations on Free Transferability.  Any Transfer by either Member under Section 9.1 shall be subject to the following limitations:

(a)           Except (i) as expressly provided in Section 9.2(i) below, and (ii) Transfers enumerated in Paragraph 1.2 of Exhibit F that are exempt from the pre-emptive right described in Section 9.3 and Exhibit F, no Member may Transfer its Ownership Interest or any part thereof without the consent of the other Member, which consent shall not be unreasonably withheld or delayed.  In connection with any such proposed Transfer, the transferring Member shall provide the other Member such financial and other information regarding the proposed transferee as the non-transferring Member may reasonably request.  Without limiting the generality of the right of a Member to withhold its consent reasonably to a Transfer by the other Member, such consent may be withheld if the Member whose consent is sought shall, in good faith, determine that a proposed transferee (and any proposed guarantor of its obligations) lacks the necessary technical expertise or financial resources to properly and timely perform its obligations under this Agreement;

(b)           Neither Member shall Transfer any beneficial interest in the Company except in conjunction with the Transfer of part or all of its Ownership Interest and in an amount or percentage equal to such transferred Ownership Interest;

(c)           No transferee of all or any part of a Member’s Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Sections 9.2(g) and 9.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Member;

(d)           Neither Member shall make a Transfer that shall violate any Law, or result in the cancellation of any Permits, licenses, or other similar authorization, unless the effect of such Transfer shall have been made known to the other Member and the other Member shall have consented thereto.  Without limiting the generality of the foregoing, no Member shall effect any Transfer that shall require approval by any Governmental Authority unless such approval shall have been obtained at such transferring Member’s sole cost and expense;

(e)           No Transfer permitted by this Article shall relieve the transferring Member of any liability of such transferring Member under this Agreement to the extent arising from and relating to periods before such Transfer;

(f)            Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 7.2 shall indemnify the other Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

(g)           In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

(i)            Agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Company; and

(ii)           Notify the other Member of the designation of the Agent, and in such notice warrant and represent to the other Member that:

(A)          the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement and the Company;

(B)           the other Member may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

(C)           all decisions of, notices and other communications from, and failures to respond by, the other Member to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Member, which notice must conform to Section 9.2(g)(ii);

(h)           Without the unanimous consent of the Members and, if the Project Financing remains unpaid, the lender under the Project Financing, no Transfer consisting of the direct or indirect grant of an Encumbrance on an Ownership Interest of any Member shall be effected (other than an Encumbrance to secure the Project Financing) unless and until the later of (x) CPC and (y) repayment in full of the Project Financing.  Thereafter, any Transfer consisting of the grant of an Encumbrance on an Ownership Interest shall be permitted to secure a loan or other indebtedness of either Member in a bona fide transaction, provided such Transfer shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder.  Any such Encumbrance other than in connection with the Project Financing shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enters into a written agreement with the other Member in form satisfactory to the other Member, acting reasonably, binding upon the Chargee, to the effect that:

(i)            The Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member’s Ownership Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)           The Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Member’s Ownership Interest to the other Member, or, failing such a sale, at a public auction to be held at least twenty (20) days after prior notice to the other Member, such sale to be subject to the purchaser entering into a written agreement with the other Member whereby such purchaser assumes all obligations of the encumbering Member under the terms of this Agreement.  The price of any preemptive sale to the other Member shall be the fair market value (as determined below) of the Ownership Interest securing the Encumbrance, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Member of its intent to sell the encumbering Member’s Ownership Interest.  Failure of a sale to the other Member to close by the end of such period, unless failure is caused by the encumbering Member or by the Chargee, shall permit the Chargee to sell the encumbering Member’s Ownership Interest at a public sale.  Fair market value shall be determined by a qualified independent appraiser appointed by the non-encumbering Member.  If the encumbering Member conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-encumbering Member and a qualified independent appraiser appointed by the encumbering Member; provided, however, that if the encumbering Member fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-encumbering Member shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Members fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Member; and

(iii)          The charge shall be subordinate to any then-existing debt, including any Project Financing previously approved by the Management Committee, encumbering the transferring Member’s Ownership Interest; and

(i)            Any Member may Transfer all of its Ownership Interest to an Affiliate, provided that any relevant Parent Guaranty remains in effect, the Affiliate assumes all of the transferor Member’s obligations hereunder and arrangements reasonably satisfactory to the non-transferring Members shall have been made to avoid any negative effect on any Permits.  Any Member may Transfer a portion of its Ownership Interest to an Affiliate, provided that any relevant Parent Guaranty remains in effect, the transferring Member shall be the agent for the transferee and both the transferor and transferee shall act in common as if they were a single Member for all purposes hereunder and such partial Transfer shall have been conducted in a manner to avoid any negative effect on any Permits.

9.3          Preemptive Right.  Any Transfer by either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit F.  Failure of a Member’s Affiliate to comply with this Section and Exhibit F shall be a breach by such Member of this Agreement.

ARTICLE X
MANAGEMENT COMMITTEE

10.1        Organization and Composition.  The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two representatives appointed by HRI and two representatives appointed by ITOCHU.  Each Member may appoint one or more alternates to act in the absence of a regular representative.  Any alternate so acting shall be deemed an authorized representative of the Member.  Appointments by a Member shall be made or changed by notice to the other Members. HRI shall designate one of its representatives to serve as the chair of the Management Committee.

10.2        Decisions, Generally.  Each Member, acting through its appointed representatives in attendance at the meeting, shall (subject to Section 6.4) have the votes on the Management Committee as follows:

HRI -                       51%

ITOCHU -              49%

(each, the Member’s “Voting Interest”).  Prior to each meeting of the Management Committee, each Member will designate one of its representatives to cast such Member’s Voting Interest on any matter coming before the Management Committee.  Unless otherwise provided in Section 10.3 or elsewhere in this Agreement, the vote of the Member with a Voting Interest over fifty percent (50%) shall determine the decisions of the Management Committee.

10.3        Unanimous Decisions.  The following decisions shall require unanimous consent of the Management Committee:

(a)           Approval of any Program and Budget or any material change in or variance from an approved Program and Budget;

(b)           Any fundamental change in the Project, such as but not limited to abandonment of the Project, a material discretionary delay in the Development schedule, a material change in capital equipment and expenditures from those in the Development Program and Budget or a change in the method of Mining or extraction;

(c)           Incurring or committing to incur any expenditure more than 5% in excess of the total amount of any Budget (including any contingency component of such Budget);

(d)           Incurring any Indebtedness by the Company, except Permitted Indebtedness;

(e)           Granting or permitting to exist any Lien or Encumbrance on any of the Assets of the Company, except Permitted Liens;

(f)            Canceling any Permit or transferring any Permit held by the Company or the Manager to a third party;

(g)           Entering into any derivatives, swap or hedging transaction with respect to interest rates, commodities, currency or any other matter;

(h)           Entering into the Loan Agreement;

(i)            Entering into, materially modifying, terminating or accepting the cancellation of any sales contract for Products, except as provided in Section 12.5(a)(i);

(j)            Entering into any other material agreement not expressly provided in a Program;

(k)           Entering into (i) Project Construction Contracts, or (ii) any contract or group of contracts with a single vendor for construction or procurement related to Development in an aggregate amount in excess of $5,000,000;

(l)            Entering into any contract with, or making any payment to, an Affiliate of the Manager or any Member (except for payments expressly permitted herein) or permitting any Affiliate of any Member to take Products in kind or separately dispose of Products;

(m)          Making any distribution to Members except as expressly permitted in ARTICLE V;

(n)           Creation or acquisition of any subsidiaries of the Company;

(o)           Except as contemplated in ARTICLE XVI, winding up, liquidating or disposing of substantially all of the assets of the Company;

(p)           Merging or consolidating of the Company into any other entity, whether or not the Company is the surviving entity;

(q)           Changing the name of the Company;

(r)            Making any investment other than pursuant to a Program and the investment of funds of the Company in Cash Equivalents;

(s)           Retaining, replacing or terminating the independent auditors of the company;

(t)            Changing the Fiscal Year;

(u)           Opening a bank account;

(v)           Except to the extent included in an approved Plan and Budget, making any extension of credit in excess of $50,000 in the aggregate outstanding at any one time that would constitute Indebtedness on the part of the Person to which such credit is extended;

(w)          Commencing any litigation in which the Company is the claimant or plaintiff;

(x)            Settling any litigation or administrative proceeding (i) for an amount not covered by insurance in excess of $50,000 to any one party or an aggregate of $200,000 for all claims arising from a single occurrence, or (ii) involving relinquishment of any Permit;

(y)           Causing any Insolvency Event to occur with respect to the Company;

(z)            Settling any insurance claim in excess of $500,000;

(aa)         Purchasing any Environmental Liability or Environmental Compliance insurance;

(bb)         Any delegation or subcontracting of material duties of the Manager, except as set forth in an approved Program; and

(cc)         Any action or omission with respect to taxes that would have a materially disproportionate effect on either Member.

10.4        Meetings.

(a)           The Management Committee shall hold regular meetings at least quarterly.  Unless otherwise agreed by the Members, the place of such meetings shall alternate between Albuquerque, New Mexico, and Washington, D.C. The Manager shall give thirty (30) days notice to the Members of such meetings. Additionally, either Member may call a special meeting upon thirty (30) days notice to the other Member. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one representative of each Member is present; provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed representative, and a vote of such Member shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity; provided, further, that in no event shall this Agreement be amended without the written consent of both Members.

(b)           If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Member may call the next meeting upon three (3) business days notice to the other Member.

(c)           Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Member calling the meeting in the case of a special meeting, but any matters may be considered if either Member adds the matter to the agenda at least ten (10) days before the meeting or with the consent of the other Member.  The Manager shall prepare written resolutions documenting any decisions requiring a vote of the Management Committee and shall distribute such resolutions to the other Member within fifteen (15) days after the meeting.  Either Member may electronically record the proceedings of a meeting with the consent of the other Member.  The other Member shall sign and return or object to the resolutions prepared by the Manager within fifteen (15) days after receipt, and failure to do either shall be deemed acceptance of the minutes or resolutions as prepared by the Manager.  The minutes and resolutions, when signed or deemed accepted by both Members, shall be the official record of the decisions made by the Management Committee.  Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets.  If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed fifteen (15) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members. If the Management Committee does not reach agreement on the minutes of the meeting within such fifteen (15) day period, the minutes of the meeting as prepared by the Manager together with the other Member’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account.  All other costs shall be paid by the Members individually.

10.5        Action Without Meeting in Person.  In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 10.4(c).  The Management Committee may also take actions in writing signed by representatives on the Management Committee representing the Voting Interest required to approve such action.

10.6        Matters Requiring Approval.  Except as delegated to the Manager in Section 11.2 or undertaken at a separate meeting of the Members pursuant to Section 7.14, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE XI
MANAGER

11.1        Appointment.  The Manager shall be elected by unanimous vote of the Members, except as provided in Section 11.4.  The Members hereby unanimously elect HRI as the initial Manager with overall management responsibility for Operations.  HRI hereby agrees to serve until it resigns as provided in Section 11.4.  HRI shall be the Manager until it resigns or is removed in accordance with this Agreement.

11.2        Powers and Duties of Manager.  Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets; provided, that the Manager shall not take any action requiring unanimous consent of the Management Committee unless such consent has been obtained:

(a)           The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in ARTICLE XII.

(b)           The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement, including an explanation of the cause of such insufficiency.

(c)           The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Development and other Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guaranties as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Liens and Encumbrances, except for Permitted Liens.

(d)           The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

(e)           The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) make all payments required under the Project Financing or any other debt borrowed by the Company, including any payments into reserve accounts required thereunder; (iii) pay all taxes, assessments and like charges on Operations and Assets; provided that neither the Manager nor the Company shall have any liability or obligation to pay or reimburse any Member for taxes incurred by such Member as a result of allocations of income and gain from the Company to such Member, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iv) do all other acts reasonably necessary to maintain the Assets.

(f)            The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required by any agreement or by any Governmental Authority for or as a result of Development or Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 11.3.  In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Members through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(g)           The Manager shall prosecute and defend all litigation or administrative proceedings arising out of Operations.

(h)           The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit D or as may otherwise be determined from time to time by the Management Committee.

(i)            The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business.  Without prior unanimous consent of the members of the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a book value in excess of One Hundred Thousand Dollars ($ 100,000) or (ii)  dispose of any  Assets necessary to achieve the purposes of the Company.

(j)            The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors; provided such agent, Affiliate or contractor is qualified to perform the delegated task and provided, further, that no such delegation shall relieve Manager for responsibility for such delegated task hereunder.

(k)           The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Members.

(l)            Except as otherwise expressly provided to the contrary herein, the Manager shall keep and maintain all required records, make elections regarding tax matters, and prepare and file all federal and state tax returns or other required tax forms.  HRI shall be the Company’s “tax matters partner” pursuant to section 6231(a)(7) of the Code (the “Tax Matters Partner”).  The Tax Matters Partner is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction; provided, however, that (a) the Tax Matters Partner shall provide to ITOCHU a timely summary of each oral and written communication from or to the Internal Revenue Service or any other taxing authority relating to any material Company tax matter and shall promptly furnish to ITOCHU a copy of any significant correspondence relating thereto, (b) the Tax Matters Partner shall promptly provide to ITOCHU reasonably detailed accounts of all stages of each administrative or judicial proceeding relating to Company tax matters and shall provide ITOCHU with sufficient notice thereof to enable it to participate fully therein, and (c) the Tax Matters Partner shall not (i) sign any consent, (ii) enter into any settlement agreement or (iii) compromise any dispute with the Internal Revenue Service or any other taxing authority without the approval of ITOCHU.  Nothing in this Section 11.2(l) shall limit the ability of any Member to take any action in his individual capacity relating to Tax audit matters relating to the Company that is left to the determination of an individual Member under sections 6222 through 6232 of the Code or any similar state or local provision.  Except for failure to comply with clause (c) of the preceding sentence, HRI shall incur no liability to any other party provided HRI uses commercially reasonable efforts to carry out its responsibilities as Tax Matters Partner.

(m)          The Manager shall keep the Members advised of all Operations by submitting in writing to the representatives on the Management Committee monthly progress reports that include (i) statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii)  progress reports concerning Permitting, Development or Mining Operations (including, at least quarterly, a report on production for the trailing quarter and a projection of production during the current quarter), as applicable; (iii) a detailed final report within forty five (45) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and (iv) such other information as any member of the Management Committee may reasonably request.  The Manager shall promptly notify the members of the Management Committee in the case of any material disruption of Development or Mining Operations.  Subject to ARTICLE XV, at all reasonable times the Manager shall provide any representative of a Member upon the request of such Member’s representative on the Management Committee, access to, and the right to inspect and, at such Member’s cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager. In addition, the Manager shall allow the non-managing Member, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

(n)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.  Such Environmental Compliance Plan shall include recommendations regarding reserves to fund rehabilitation and reclamation of the Properties after cessation of mining operations.

(o)           The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of this Agreement and dissolution of the Company. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Member reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(p)           Upon establishment by the Management Committee of reserves for the Environmental Compliance Fund (which reserves shall be in an amount sufficient to comply, or obtain letters of credit or surety bonds that comply, with applicable Law and in such additional amounts as the Management Committee may unanimously agree), the Manager shall establish a separate account and make periodic deposits of the Company’s funds into such account as required by the Environmental Compliance plan.  The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which shall be invested in Cash Equivalents or, if unanimously approved by the Management Committee, in other investments. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.  In furtherance of such use of the Environmental Compliance Fund, such amounts may be pledged to secure letters of credit or other financial sureties required as conditions of any Permit.

(q)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee.

(r)            The Manager shall not at any time take any action that is outside the scope of the business and purposes of the Company as stated and limited in Sections 2.3 and 2.4.

11.3        Standard of Care.  The Manager shall discharge its duties under Section 11.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets.  The Manager shall not be liable to the other Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 11.2 if its inability or failure to perform results from the failure of the other Member to perform acts or to contribute amounts required of it by this Agreement.

11.4        Resignation.  The Manager may resign upon not less than six (6) months’ prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within ninety (90) days after the notice of resignation; provided, that the Manager may not resign while any portion of the Project Financing remains outstanding and unpaid unless the lender under the Loan Agreement shall consent to such resignation.  If the other Member does not elect to become the new Manager, then a non-Member Manager may be chosen by unanimous vote of the Management Committee; provided, that if the Management Committee has not unanimously agreed on a non-Member Manager within ninety (90) days of notice from the other Member that it does not choose to become the Manager, then such other Member shall have the right to appoint a non-Member Manager.  Resignation of the Manager shall not become effective until the later of (i) the date any Governmental Approvals required for the other Member or non-Member Manager to act as Manager shall have been obtained and (ii) if a Force Majeure event shall have occurred and be continuing, the earlier of the end of such Force Majeure event and the date six months after the commencement of such Force Majeure event.  The resigning Manager shall reasonably cooperate in effecting a transition to a new Manager including, without limitation, by turning over all relevant books and records in an orderly and organized manner.

11.5        Removal.

(a)           The Manager may be removed by the non-Manager Member in the following circumstances:

(i)            If the Manager shall Transfer all or any portion of its Ownership Interest as provided herein if after such Transfer Manager owns less than 20% of the total Members’ ownership interest in the Company;

(ii)           If a voluntary or involuntary bankruptcy case is initiated by or against Manager or Manager effects a general assignment for the benefit of creditors or a receiver is appointed for all or substantially all of the Manager’s assets or Manager admits in writing its inability to pay its debts as they come due;

(iii)          If there is a final decision by the tribunal under which disputes are to be resolved pursuant to this Agreement that the Manager has committed a breach of the standard of care set forth in Section 11.3 or any other material obligation of Manager under this Agreement and, if such breach is curable, such breach remains uncured for a period of sixty (60) days after the final non-appealable determination of default by the tribunal;

(iv)          If Manager fails to pay any award of any arbitral tribunal as a result of any breach described in clause (iii) above within ten (10) days of such award becoming final; or

(v)           As provided in the final sentence of Section 7.7, upon thirty (30) days prior written notice to Manager by the other Member.

(b)           For purposes of Section 11.5(a)(iii), the following defaults shall not be deemed curable (and any arbitration shall not determine otherwise):

(i)            Entry into any contract requiring unanimous consent under Section 10.3 that is binding on the Company unless such consent shall have been obtained;

(ii)           Unauthorized sale or transfer of any material assets of the Company; and

(iii)          Unauthorized surrender of any material Permit or abandonment of any application for any material Permit; and

(iv)          Any action constituting theft or conversion of assets of the Company.

(c)           Removal of the Manager shall not be the non-Manager Member’s exclusive remedy for a breach of Manager’s obligations hereunder.  All other rights at law or in equity are hereby reserved.

11.6        Payments To Manager.

(a)           Management Fee.  From the CPC Date to and including the third anniversary thereof, the Company shall pay to the Manager a monthly management fee equal to $1.50 per pound of Product sold by the Company.  Thereafter, the Company shall pay to the Manager a management fee equal to $1.00 per pound of Product sold by the Company

(b)           Reimbursement.  The Manager shall be entitled to reimbursement for its costs hereunder in accordance with Exhibit B.

(c)           No Distribution.  Payments to Manager under this Section in its capacity as Manager are Company expenditures and shall not be considered a distribution to Manager as a Member.

ARTICLE XII
PROGRAMS AND BUDGETS; NONCONSENT PROCESS; DEADLOCK ACTIVITIES

12.1        Preliminary Investment Decision.

(a)           After the Feasibility Study is completed, the Manger shall distribute a copy of it and the initial Permitting Budget to each Member and shall set a meeting of the Members to occur not less than ninety (90) days after such delivery for the purpose of making a Preliminary Investment Decision.  During this 90-day period, the Members shall review the Feasibility Study and seek any required internal approvals.  At the request of ITOCHU during this period, the Manager will meet with ITOCHU and its technical adviser to discuss technical issues and to discuss ways of reducing costs; and Manager shall consider in good faith ITOCHU’s reasonable suggestions and requests regarding the Feasibility Study and the Permitting Budget, provided that HRI shall not be required to incorporate ITOCHU’s reasonable suggestions and requests.  If the production or production cost estimates in the Feasibility Study are materially different from those included in the preliminary feasibility study previously delivered to ITOCHU, the Members shall meet and enter into good faith discussions to revise the distribution allocations in ARTICLE V; provided, that neither party shall be obligated to accept any such revision.

(b)           At the Preliminary Investment Decision meeting (as it may be adjourned), the Members shall simultaneously exchange written ballots regarding their final decision with respect to the Preliminary Investment Decision.  If at the meeting the Members unanimously agree to pursue Development of  the Properties in accordance with the Feasibility Study and the Permitting Budget and subject to the terms and conditions of this Agreement (as this Agreement may be amended by the Members at such meeting), the Members shall be deemed to have made a “Positive Preliminary Investment Decision.”

12.2        Consequences of a Positive Preliminary Investment Decision.  If the Members make a Positive Preliminary Investment Decision, the following shall occur:

(a)           HRI shall contribute the Feasibility Study to the Company and the Members shall cooperate in attempting to secure Environmental Liability insurance;

(b)           Manager shall be obligated to pursue all Permits required for Development and Mining Operations, which, following a Positive Final Investment Decision, shall to the extent feasible be issued in the name of the Company (and without limiting the generality of the foregoing, the Manager shall submit an appropriate application to the NRC seeking to obtain an NRC License in the name of the Company), and Manager shall advise ITOCHU on a regular basis of the progress towards obtaining Permit Approval and the anticipated Permit Date, to the extent the Manager is able to estimate such a date;

(c)           Each Member shall be obligated to contribute funds in advance on a quarterly basis for the agreed Permitting Budget as provided in Sections 3.1(a)(ii) and 3.1(b)(i) until the earlier of (x) the date that a Development Program and Budget is approved pursuant to Section 12.4; it being understood that so long as Manager is diligently pursuing the Permits, the Members will not unreasonably withhold their consent to any amendments to the Permitting Budget required by delays in obtaining Permits or (y) 180 days after the date that ITOCHU notifies HRI in writing that it will cease funding its share of the Permitting Budget (which notice shall constitute a Negative Final Investment Decision by ITOCHU for all purposes);

(d)           At least 90 days prior to the projected Permit Date or such other date that the Management Committee may unanimously agree, ITOCHU shall cause a draft of the Loan Agreement for the Project Financing, which shall be subject to a Positive Final Investment Decision and Financial Closing, to be presented to the Members, which shall be executed and delivered upon completion of negotiation of such form of Loan Agreement and unanimous  approval of the Management Committee; provided, however, that ITOCHU shall not be deemed in default hereunder and shall not be deemed to have failed to make a capital contribution hereunder if the lender under the Loan Agreement (which may be an affiliate of ITOCHU) and the Management Committee shall not agree on the terms of the Loan Agreement; provided, further, that failure of the parties to agree on a Loan Agreement and other final loan documentation prior to the Financial Closing shall be deemed a Negative Final Investment Decision by both Members;

(e)           At least 60 days prior to the projected Permit Date or such other date that the Management Committee may unanimously agree, HRI shall cause its attorneys to prepare definitive documentation for the conveyance of the Property and Assets to the Company and shall circulate them to the Members for review and comment (such documents, as finalized and agreed by the Members, the “Conveyance Documents”);

(f)            At least 30 days prior to the projected Permit Date (or such earlier date as the Manager, in its reasonable judgment believes is necessary in order to allow for the commencement of construction in accordance with the Manager’s expectations) or such later date that the Management Committee may unanimously agree, the Manager shall identify the contractors for the engineering, procurement and construction of the Development and shall negotiate contracts for the completion of the Development (the “Project Construction Contracts”); and

(g)           Prior to the projected Permit Date, ITOCHU and the Manager shall jointly develop and implement a marketing program for the Products and the Manager shall provide to the Members for approval term sheets or unsigned contracts for the sale of the at least 80% of the output of the Mine, which term sheets or unsigned contracts shall contain terms reasonably satisfactory to the Members to avoid liability of the Company in the event that production from the Mine is less than the anticipated production level.

12.3        Consequences of a Negative Preliminary Investment Decision.  If at the Preliminary Investment Decision meeting (as it may be adjourned and reconvened) the Members fail to unanimously approve a Positive Preliminary Investment Decision (such result being a “Negative Preliminary Investment Decision”) or if after a Positive Preliminary Investment Decision ITOCHU ceases funding permitting costs as provided in Section 12.2(c):

(a)           HRI shall own the Assets free and clear of this Agreement;

(b)           This Agreement shall terminate except as to obligations that, by their express terms, survive termination of this Agreement;

(c)           The Company shall be dissolved;

(d)           A “Condition Subsequent” shall be deemed to have occurred for purposes of Section 6.1(c)(iv) of the Amended Supply Contract as provided in Section 7.2 thereof;

(e)           If ITOCHU shall have voted in favor of a Positive Preliminary Investment decision and HRI shall have voted against such decision, a “Condition Subsequent” shall be deemed to have occurred for purposes of Section 7.1 of the Amended Supply Contract; and

(f)            ITOCHU shall have no further interest in the Properties or other Assets.

12.4        Final Investment Decision.

(a)           If a Positive Preliminary Investment Decision has been made, then at such time as the Permit Date shall occur, the Manager shall as promptly as is feasible deliver to the Members a Program and Budget for the period from the Permit Date until the projected date on which CPC is expected to occur (the

“Development Program and Budget”) together with a conveyance of the Property and Assets contingent on the occurrence of Financial Closing.  The Manager shall set a meeting of Members to occur not less than 120 days after delivery of the Development Program and Budget and such conveyance for the purpose of making a Final Investment Decision.

(b)           At the Final Investment Decision meeting (as it may be adjourned), the Members shall simultaneously exchange written ballots regarding their final decision with respect to the Final Investment Decision.  If at such meeting the Members unanimously agree to pursue Development of the Property in accordance with the Development Program and Budget and subject to the terms and conditions of this Agreement (as this Agreement and the Development Program and Budget may be amended by the Members at such meeting), the Members shall be deemed to have made a “Positive Final Investment Decision,” subject only to the occurrence of the Financial Closing as set forth in Section 12.5(a) below.

12.5        Consequences of a Positive Final Investment Decision – Financial Closing.

(a)           If a Positive Final Investment Decision is made then, on a date to be agreed by the Members (or, if not agreed, a date not more than thirty (30) days following the date of the Positive Final Investment Decision), the following shall occur (“Financial Closing”):

(i)            The Company shall enter into the contracts for the sale of Product in accordance with the term sheets described in Section 12.2(g) above;

(ii)           The Assets shall be transferred to the Company pursuant to the Conveyance Documents and any final steps in transferring the NRC License shall be completed (it being expressly agreed that if the NRC License cannot be amended to permit the Company to have an NRC License relating solely to the Company and not to HRI’s other mining operations, (x) the Members shall use commercially reasonable efforts to agree on an alternate structure to protect the Company from a bankruptcy of HRI having an adverse effect on the Company, (y) ITOCHU shall have the option, to be exercised in the 30 day period referenced in the first clause of this subsection (a),  to make a Negative Final Investment Decision if the NRC License cannot be separately transferred to the Company or (z) if necessary to permit the Company to develop and operate the Project in the event the NRC License cannot be separately transferred and no alternate structure is agreed, HRI will enter into an operating and maintenance agreement with the Company at minimal consideration);

(iii)          ITOCHU shall contribute the Commitment Amount;

(iv)          Definitive documents for the Project Financing shall be executed and delivered; including each of the parent guaranties for one half thereof;

(v)           Manager shall execute and deliver the Project Construction Contracts and authorize the contractors thereunder to commence work; and

(vi)          The Manager shall make the initial drawdown of the Project Financing.

(b)           From and after the Financial Closing, Manager shall pursue the completion of the Development and the achievement of CPC.

12.6        Consequences of a Negative Final Investment Decision.  If at the Final Investment Decision meeting (as it may be adjourned and reconvened) the Members fail to unanimously approve a Final Investment Decision (such result being a “Negative Final Investment Decision”):

(a)           HRI shall own the Assets free and clear of this Agreement;

(b)           This Agreement shall terminate except as to obligations that, by their express terms, survive termination of this Agreement;

(c)           The Company shall be dissolved;

(d)           If ITOCHU shall have voted in favor of a Positive Final Investment decision and HRI shall have voted against such decision, HRI shall refund to ITOCHU 30% of any amounts previously funded by ITOCHU for the cost of pursuing Permits;

(e)           A “Condition Subsequent” shall be deemed to have occurred for purposes of Section 6.1(c)(iv) of the Amended Supply Contract as provided in Section 7.2 thereof;

(f)            If ITOCHU shall have voted in favor of a Positive Final Investment decision and HRI shall have voted against such decision, a “Condition Subsequent” shall be deemed to have occurred for purposes of Section 7.1 of the Amended Supply Contract;

(g)           If ITOCHU shall have voted against a Positive Final Investment decision, then a “Condition Subsequent” shall not be deemed to have occurred for purposes of Section 7.1 of the Amended Supply Contract;

(h)           ITOCHU shall have no further interest in the Properties or other Assets.

12.7        Consequences Of A Failure Of Financial Closing To Occur.  After a Positive Final Investment Decision by both Members, if Financial Closing shall fail to occur:

(a)           HRI shall own the Assets free and clear of this Agreement;

(b)           This Agreement shall terminate except as to obligations that, by their express terms, survive termination of this Agreement;

(c)           The Company shall be dissolved;

(d)           A “Condition Subsequent” shall be deemed to have occurred for purposes of Section 6.1(c)(iv) of the Amended Supply Contract as provided in Section 7.2 thereof;

(e)           A “Condition Subsequent” shall not be deemed to have occurred for purposes of Section 7.1 of the Amended Supply Contract;

(f)            ITOCHU shall have no further interest in the Properties or other Assets; and

(g)           If Financial Closing shall fail to occur because of a breach by a Member of its obligations under this Agreement, the non-breaching Member shall continue to have all available remedies at law or in equity for such breach.

12.8        Operations Pursuant to Programs and Budgets.  Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.

12.9        Presentation of Programs and Budgets.  All proposed Programs and Budgets for Operations after CPC shall be prepared by the Manager for a period of one (1) calendar year or any other period as unanimously approved by the Management Committee, and shall be submitted to the Members for review and consideration. All proposed Programs and Budgets shall be reviewed and adopted upon a unanimous vote of the Management Committee in accordance with Section 10.3.  Each Program and Budget so adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed

Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

12.10      Review and Adoption of Proposed Programs and Budgets.  Within thirty (30) days after submission of a proposed Program and Budget, each Member shall submit in writing to the Management Committee:

(a)           Notice that the Member approves any or all of the components of the proposed Program and Budget; or

(b)           Modifications proposed by the Member to the components of the proposed Program and Budget; or

(c)           Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager’s proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Sections 12.10(a), 12.10(b) or 12.10(c), then the Manager, working with the other Member, shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Members.  The Manager shall then call a Members’ meeting in accordance with Section 7.14 for purposes of reviewing and voting upon the proposed Program and Budget.

12.11      CPC.  Upon completion of the Development Program, and after (a) completion of all construction work related to the first well field and plant facilities included in the Project, (b) completion of necessary tests ensuring safe and stable production have been completed, and (c) the Project has packaged its dried product over a calendar month at a rate at least equal to one-twelfth of the first twelve months total budgeted production, the Manager shall declare commencement of commercial production (“CPC”), and the Company shall be deemed to have placed the Project into commercial operation as of the date of such declaration (“CPC Date”).

12.12      Expansion or Modification Programs and Budgets.  Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget that includes Expansion or Modification shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

12.13      Budget Overruns; Program Changes.  The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds an adopted Budget (including any contingency line item therein) by more than five percent (5%) in the aggregate, then any such excess must be authorized or ratified by the unanimous consent of the Management Committee.  Budget overruns below such threshold or otherwise approved or ratified by the Management Committee shall be borne by the parties in accordance with their respective Ownership Interests or as the parties otherwise agree.

12.14      Deadlock.

(a)           Deadlock Requiring Capital Contributions - Non-Consent Programs.  If the Members have a Deadlock on a Program and Budget requiring additional Capital Contributions (in excess of those required under Section 3.1) by the Members and such Deadlock continues for more than sixty (60) days after expiration of the prior Program and Budget, either Member may propose a Program and Budget that it is willing to fund unilaterally (“Non-Consent Program and Budget”).  The proposing Member shall deliver the proposed Non-Consent Program and Budget to the other Member’s representative on the Management Committee and shall call a special meeting of the Management Committee to be held not less than 30 days after such delivery.  The other Member may propose its own Non-Consent Program and Budget and, in such case, unless the parties otherwise agree, the Non-Consent Program and Budget with the largest Budget shall be the operative Non-Consent Program and Budget.  Any portion of the Non-Consent Program and Budget that is unanimously agreed to by the Members at the Management Committee Meeting shall be considered an approved Program and Budget and shall be implemented accordingly.  As to any portion of the Non-Consent Program and Budget that is not unanimously approved, the Member proposing the same (“Proposing Member”) may fund the Non-Consent Program itself, to be implemented by the Manager (without regard to whether the Manager voted for such Non-Consent Program and Budget), and the proposing Member shall have the right to receive all amounts that would otherwise become payable as distributions to the other Member (“Non-Consenting Member”) until such time as the Proposing Member recovers from distributions 200% of all amounts advanced that are attributable to the Ownership Interest of the Non-Consenting Member.  Unless and until a Non-Consent Program and Budget is adopted, the Manager shall continue Operations at levels sufficient to maintain the Properties and, if such failure occurs after Mining has commenced, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget; provided, that no such continuation shall require capital expenditures that are not funded from the revenues from Operations.  All of the foregoing is subject to the contrary unanimous direction by the Management Committee and the receipt of the necessary funds.

(b)           Deadlock On Budget Not Requiring Capital Contributions.  If a Deadlock occurs with respect to a Budget that does not require additional Capital Contributions from the Members, then the Manager shall continue operations at levels sufficient to maintain the Properties and, if such failure occurs after Mining has commenced,  the Manager shall continue operations at levels comparable with the last adopted Mining Program and Budget; provided, that no such continuation shall require capital expenditures that are not funded from the revenues from Operations.  All of the foregoing shall be subject to the contrary unanimous direction of the Management Committee and the receipt of necessary funds.

12.15      Lockout Period.  If ITOCHU votes in favor of a Positive Preliminary Investment Decision and a Positive Final Investment Decision and HRI votes against such a decision, none of HRI or any of its Affiliates shall, within eighteen (18) months of such investment decision, commence construction of an in situ recovery extraction or processing facility on the Properties.

ARTICLE XIII
ACCOUNTS AND SETTLEMENTS

13.1        Financial Statements.

(a)           The Manager shall, no later than thirty (30) calendar days after the end of each calendar month, submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during such month.

(b)           The Manager shall submit to the Management Committee quarterly unaudited financial statements, including an income statement, a balance sheet and a cash flow statement, no later than thirty (30) calendar days after the end of each Fiscal quarter.

(c)           The Manager shall submit to the Management Committee annual audited financial statements, including an income statement, a balance sheet and a cash flow statement, no later than ninety (90) days after the end of each Fiscal Year of the Company.

13.2        Capital Calls.  On the basis of any adopted Program and Budget requiring additional Capital Contributions by the Members, the Manager shall submit prior to the last day of each Fiscal quarter a billing for estimated cash requirements for the next Fiscal quarter to each Member.  Such statement shall state the total amount required and the amount required from each party pursuant to its obligations under Section 3.2, as applicable (“Capital Call”).  Within fifteen (15) days after receipt of each billing, each party shall advance its required share of such cash requirements.  The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to one hundred twenty (120) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Company in Cash Equivalents selected at the discretion of the Manager.

13.3        Failure to Meet Capital Calls.  A Member that fails to meet Capital Calls in the amount and at the times specified in Section 13.2 shall have committed a Member Event of Default, and the amounts of the defaulted Capital Call shall bear interest from the date due at an annual rate equal to four (4.0) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law.  The non-defaulting Member, in addition to other remedies it has, may require the Company to withhold from the defaulting Member any payments otherwise due the defaulting Member, whether through a distribution or any other payment (including payments due the Manager for its own expenses or its management fee if it is the Manager that is in default), until such time as the amount withheld is sufficient to reimburse the Company for the failed Capital Call and the interest due on the defaulted amount.  In order to secure the foregoing right, the defaulting Member grants to the Company a Lien upon its right to distributions.

13.4        Cover Payment.

(a)           If a Member defaults in making a contribution or Capital Call required by an adopted Program and Budget, the non-defaulting Member may, but shall not be obligated to, advance to the Company some portion or all of the amount in default on behalf of the defaulting Member (a “Cover Payment”).  Each and every Cover Payment shall constitute a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 13.3.  If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

(b)           Upon a default in making a Capital Call, followed by a Cover Payment made by the non-defaulting Member, the non-defaulting Member shall be entitled to receive all distributions otherwise attributable to the Ownership Interest of the defaulting Member until such time as the non-defaulting Member has recovered 300% of the amount paid by the non-defaulting Member as a Cover Payment.  The defaulting Member shall remain liable for any deficiency in the Capital Call that is not recovered in this manner.  In order to secure the foregoing right, the defaulting Member grants to the non-defaulting Member a Lien upon its right to distributions.  The non-defaulting Member may not pursue any remedy for a default without giving the defaulting Member 30 days prior written notice and opportunity to cure such default (provided, no such notice shall be required if such notice is stayed as a result of a bankruptcy by the defaulting Member).

13.5        Audits.

(a)           Within ninety (90) days after the end of each Fiscal Year, the Manager shall cause an audit to be completed by certified public accountants independent of the Manager. The audit shall be conducted in accordance with generally accepted auditing standards, consistently applied, as in effect in the United States from time to time and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such Fiscal Year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Member elects to conduct an independent audit pursuant to Section 13.5(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Section 13.5(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Members. The cost of all audits under this Subsection shall be charged to the Business Account.

(b)           Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Member shall have the right to have an independent audit of all Company books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Member, with all costs borne by the requesting Member. The requesting Member shall give the other Member thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Member shall be made during the Manager’s normal business hours and shall not interfere with Operations.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XIV
PROPERTIES

14.1        Royalties, Production Taxes and Other Payments Based on Production.  All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable Laws and agreements.  In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

14.2        Purchase of Plant.  Upon cessation of production of Product, HRI shall be entitled, but shall not be obligated, to purchase from the Company, apart from any other distributions to which it may be entitled, the processing plant and related fixtures and equipment.  The purchase price for such assets shall be the fair market value of the assets purchased as agreed by the Members or if they shall not agree, by an appraisal prepared by an experienced industrial appraisal firm.  The determination of fair market value shall take into account any liability for decommissioning the plant that has not been reserved for by the Company.  If HRI does not desire to purchase such assets, such plant, fixtures and equipment shall be sold for salvage value in a manner that does not result in the transfer of any proprietary information of HRI to the purchaser.  Subject to the provisions of ARTICLE IV, any net proceeds of such sale shall be distributed to the Members in proportion to their Ownership Interests.

ARTICLE XV
CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

15.1        Business Information.  All Business Information shall be owned by the Company. The Company hereby grants the Manager and Manager’s Affiliates a royalty-free license to use such Business Information for all purposes related to the Company and its Operations under this Agreement.  Except as provided in Sections 15.3 and 15.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

15.2        Member Information.  In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information, except Member Information that is required for the operation of the Project.  With respect to such Member Information that is required for the operation of the Project, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligation under this Agreement (“Enhancements”), such Member hereby grants to the Company a non-exclusive, non-transferable (except in connection with the transfer of substantially all of the assets of the Company as an ongoing operation) and royalty free license for the use of such information in the Project.  All such information and the Enhancements thereto shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information.  Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose. Except as provided in Section 15.4, or with the prior written consent of the other Member, which consent may be withheld in such Member’s sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.

15.3        Permitted Disclosure of Confidential Business Information.  Either Member may disclose Business Information that is Confidential Information: (a) to a Member’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer, provided such proposed transferee has signed a confidentiality agreement for the benefit of the Company and the Members pursuant to which such proposed transferee agrees to be bound by the confidentiality provisions of this Agreement; and; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member, provided such party has signed a confidentiality agreement in customary form for the benefit of the Company and the other Member.

The Member disclosing Confidential Information pursuant to this Section 15.3, shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 15.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this ARTICLE XV.  Such writing shall not preclude parties described in clause (b) of this Section from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

15.4        Disclosure Required By Law.  Notwithstanding anything contained in this Article, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

Prior to any disclosure of Confidential Information under this Section 15.4, the disclosing Member shall give the other Member at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding. Any Member that files reports with the Securities and Exchange Commission (the “SEC”) shall request such confidential treatment or redactions of Confidential Information in its filings as may be available in accordance with the SEC’s procedures from time to time.

15.5        Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, shall use reasonable efforts to the extent available under the relevant regulatory procedures to obtain confidential treatment of Business Information or otherwise minimize the scope of such disclosure, and shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

15.6        Survival.  The provisions of this ARTICLE XV shall survive termination of this Agreement.

ARTICLE XVI
DISSOLUTION

16.1        Events of Dissolution.  The Company shall be dissolved upon the occurrence of any of the following:

(a)           Upon expiration of term of this Agreement in accordance with Section 2.5;

(b)           Upon the unanimous written agreement of the Members;

(c)           At the election of either Member upon sixty (60) days notice of termination to the other Member, if the Management Committee fails to adopt a Program and Budget for eighteen (18) months after the expiration of the latest adopted Program and Budget and neither Member proposes and implements a Non-Consent Program and Budget pursuant to Section 12.14; or

(d)           As otherwise provided by the Act.

16.2        Disposition of Assets on Dissolution.  Promptly after dissolution under Section 16.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with the following steps:

(a)           First, payment, or the making of reasonable provision for payment, of all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) including the establishment of such adequate reserves for the payment and discharge of all debts, liabilities and obligations of the Company, including contingent, conditional or unmatured liabilities, in such amount and for such term as the liquidator(s) may reasonably determine; and

(b)           Second, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members as promptly as practicable, but in any event within the time required by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), in accordance with their respective Ownership Interests.

The distribution of cash, securities and other property to a Member in accordance with the provisions of this Section 16.2 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property, and shall constitute a compromise to which all Members have consented within the meaning of the Act.  All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

16.3        Filing of Certificate of Cancellation.  Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

16.4        Right to Data After Dissolution.  After dissolution of the Company pursuant to Subsections 16.1(a), 16.1(b), or 16.1(c), each Member shall be entitled to make copies of all applicable information owned by the Company and acquired hereunder before the effective date of dissolution not previously furnished to it.

16.5        Continuing Authority.  On dissolution of the Company under Section 16.1, the Member that was the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution or resignation, if the transaction or obligation arises out of Operations prior to such dissolution or resignation. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XVII
DISPUTES

17.1        Governing Law.  Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

17.2        Dispute Resolution.  Except as expressly provided in Sections 3.4 or 17.3, all claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance thereof, including but not limited to questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration.  Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures:

(a)           The arbitration panel shall consist of three arbitrators, one arbitrator being selected by each Member (if there are two Members) from a list of 10 arbitrators proposed by the American Arbitration Association (the “AAA”) from its National Roster of arbitrators and the third arbitrator being selected by the first two arbitrators or, if the first two arbitrators shall not agree on the identity of the third arbitrator within 15 days of the first two arbitrators being selected and agreeing to serve, the third arbitrator shall be selected by the AAA.  The third arbitrator shall be the chairman of the arbitration panel;

(b)           Reasonable discovery shall be allowed in arbitration;

(c)           All proceedings before the arbitrators shall be held in New York, New York. The governing law shall be as specified in Section 17.1;

(d)           The costs and fees of the arbitration, including attorneys’ fees, shall be allocated by the arbitrators;

(e)           The arbitrators shall not have the power to award punitive or consequential (as opposed to direct or actual) damages;

(f)            The award rendered by the arbitrators shall be final (and any appeal must be commenced within 30 days following such award or shall be barred) and judgment may be entered in accordance with applicable Law and in any court having jurisdiction thereof;

(g)           The existence and resolution of the arbitration shall be kept confidential  by the Members and Manager in the same manner as Confidential Information is required to be kept under Section 15.1, and shall also be kept confidential by the arbitrators; and

(h)           If the arbitrators do not unanimously agree, the vote of two out of the three arbitrators shall be sufficient for a binding arbitration award.

17.3        Service of Process.  Without limiting or superseding Section 17.2, each party hereto (each, a “Submitting Party”) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding in aid of arbitration or otherwise arising out of or based upon this Agreement or the subject matter hereof.  Each Submitting Party to the extent permitted by applicable Law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or other proceeding brought in the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced in or by such court.  Each Submitting Party agrees that its submission to jurisdiction is made for the express benefit of each of the other Submitting Parties.  Final judgment against any Submitting Party in any such action, suit or proceeding shall be conclusive, and may be enforced in any other jurisdiction (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of indebtedness or liability of the Submitting Party therein described, or (y) in any other manner provided by or pursuant to the laws of such other jurisdiction.

17.4        Waiver of Jury Trial.  To the extent not prohibited by applicable Law which cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action, or cause of action arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise.  Each party acknowledges that it has been informed by the other party hereto that the provisions of this Section constitute a material inducement upon which such other party has relied, is relying and will rely in entering into this Agreement.  Any party may file an original counterpart or a copy of this Section 17.4 with any court as written evidence of the consent of any party to the waiver of its rights to trial by jury.

17.5        Waiver with Respect to Damages.  Each party hereby waives, any claims against the other on any theory of liability for consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this agreement or the transactions contemplated hereby.

ARTICLE XVIII
GENERAL PROVISIONS

18.1        Notices.  All notices, payments and other required or permitted communications (“Notices”) to either Member shall be in writing, and shall be addressed respectively as follows:

If to HRI:		Hydro Resources, Inc. 1380 Rio Rancho Blvd., Suite 297 Rio Rancho, New Mexico 87124
	Attention:	President
	Telephone:	505-792-4140

With a Copy to:		Paul K. Willmott 56 Osborne Hill Road Sandy Hook, Connecticut 06482
	Telephone:	(972) 219-3330
	Facsimile:	(972) 219-3311

Alfred C. Chidester Baker & Hostetler, LLP 303 E. 17th Ave., Suite 1100 Denver, Colorado 80203
	Telephone:	303-764-4091
	Facsimile:	303-861-2307

If to ITOCHU:		c/o ITOCHU International, Inc. Lafayette Centre Two 1133 Twenty-First Street, N.W. Suite 200 Washington, D.C. 20036
	Attention:	Group Manager, Nuclear Fuel Group
	Telephone:	202.861.1213
	Facsimile:	202.835.9764

With a Copy to:		General Manager, Nuclear Energy Group (TOKMQ) Itochu Corporation 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan

	Telephone:	+81-3-3496-6596
	Facsimile:	+81-3-3497-6655

All Notices shall be given (a) by personal delivery to the Member, (b) by electronic communication, capable of producing a printed transmission and confirmation of delivery, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.  Either Member may change its address by Notice to the other Member.

18.2        Gender.  The singular shall include the plural and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

18.3        Currency.  All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

18.4        Headings.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.5        Waiver.  The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member’s right thereafter to enforce any provision or exercise any right.

18.6        Modification.  No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

18.7        Force Majeure.  Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause which would have arisen despite compliance with, in the case of the Manager, the standard of care in Section 11.3 and in the case of any other Member, reasonable care, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization or Permit Approval; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations (including, without limitation, a failure to complete or delay in completing any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly (and in any event within five (5) business days) give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to Section 13.2 shall be reduced to levels consistent with then current Operations.  Nothing contained in this Section 18.7 shall have the effect of extending the term of existence set forth in Section 2.5(c).

18.8        Rule Against Perpetuities.  The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

18.9        Further Assurances.  Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

18.10      Entire Agreement; Successors and Assigns.  This Agreement and the Feasibility Study Funding Agreement contain the entire understanding of the Members and supersede all prior agreements and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

18.11      Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

HRI:

HRI-CHURCHROCK, INC.

By:
Name: Craig S. Bartels
Title: President

ITOCHU:

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

By:
Name: Yoshio Matsukawa
Title: President

EXHIBIT A

To

CHURCHROCK VENTURE LLC
LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

ASSETS

1.1           PROPERTIES AND TITLE EXCEPTIONS

Township 16 North, Range 16, West NMPM

Section 8                                               Approximately 174.546 acres from patented mining claim in SE¼

Section 17                                         Approximately 200 acres, contained in the NE¼ and SE¼ of the NW¼ (Fee Minerals only)

Subject to UNC Royalty on Section 8 set forth in agreement dated December 12, 1986, as amended March 31, 1987.

Subject to UNC Royalty on Section 17 as set forth in agreement dated January 29, 1991.

1.2           PERSONAL PROPERTY

Permits

(1)           That portion of US NRC license SUA-1508 covering Sections 8 and 17 of T16N, R16W.

(2)           US EPA Aquifer Exemption on CR Sec 8 dated 21-Jun-1989.

(3)           NM UIC Discharge Plan DP-558 dated 02-Nov-1989, and in “timely renewal” with NM Environmental Department (NMED) dated 16-Aug-1996.

Contracts:  Navajo Surface Use Agreement as to Section 17 dated January 15, 1959.

Water Use Agreement and security interest in favor of the Company in water rights known as G-11a, as set forth in New Mexico State Engineer File.

1

EXHIBIT B

To

CHURCHROCK VENTURE LLC

LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

CHURCHROCK PROJECT

Accounting Guidelines

I.              Purpose.

These Accounting Guidelines set forth the agreed record keeping and accounting procedures relating to construction and commercial operation of the Churchrock ISR mining project.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Limited Liability Company Agreement to which this Exhibit is appended.

II.            Maintenance of Records.

Manager will develop, maintain and keep all necessary original or copies of accounting records, statistical information, and supporting documents in accordance with the longer of (a) the applicable record retention requirements of the Nuclear Regulatory Commission (“NRC”) and (b) six years.  Such records and supporting documents will be kept by Manager at the principal office of Manager wherever the same may be located from time to time.  Manager will, during normal working hours and normally for a period of 3 consecutive years, make all such original or copies of records and supporting documents available at such principal office to appropriate personnel of the Company and the Members and, on written request by the Company or any Member, to its independent auditors and authorized representatives of any regulatory body or taxing authority having jurisdiction over the Company or such Member, for inspection, copying, audit and other proper business requirements.

III.           GAAP.  All accounts maintained by the Company will be recorded in accordance with generally accepted accounting principles (“GAAP”) and the requirements of the Limited Liability Company Agreement and shall follow a format and report a level of detail consistent with the format of the applicable Budget.

IV.           Charge of Costs to the Company.  All costs incurred by or for the benefit of the Company will be charged to the Company in accordance with an approved Budget.  It is anticipated that the Company will have few employees and that employees of the Manager or its Affiliates will be dedicated to the Company’s Operations and charged to the Company in accordance with approved Budgets.  Legal fees for attorneys retained by the Manager for the Company will be billed to the Company or charged to the Company in accordance with an approved Budget.  For personnel whose primary worksite is not the project location, office and general support costs will be proportionally allocated as set forth in an approved Budget. All costs will be at HRI’s or its affiliate’s actual cost.

For employees of Uranium Resources, Inc. (“URI”), payroll (and related statutory withholds and benefits) and travel costs for URI employees will be charged as set forth in an approved Budget. All such costs will be

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invoiced to the Company. There will be no reimbursement to URI of office or general support costs. General management and non-specific oversight by URI personnel will not be reimbursed.

Materials and supplies, purchased specifically for the Company by HRI or URI personnel whose primary worksite is not the project site, shall not be considered overhead but will be paid by the Company.

V.            Changes in Accounting Procedures.  In the event Manager, in order to comply with any changes in GAAP, makes any change in its accounting procedures that would change the method of distribution or allocation of costs or expenses, Manager shall notify the Members of the nature of the change and its estimated effect on costs or expenses related to the Project.

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EXHIBIT C

To

CHURCHROCK VENTURE LLC

LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

DEFINITIONS

“AAA” is defined in Section 17.2(a).

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

 “Actual Cash Flow” means Operating Cash Flow less any accruals or reserves (without double counting) required by the Project Financing or agreed by the Management Committee or the Members as provided herein.

“Adjusted Capital Account” shall mean, with respect to the Capital Account of any Member, the balance, if any, in such Capital Account as of the end of the relevant Allocation Period, after giving effect to all allocations made with respect to such Allocation Period under Section 6.1 and to the following adjustments:

(i)            credit to such Capital Account any amount that such Member is obligated to restore pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treas. Reg. §§1.704-2(g)(1) or 1.704-2(i)(5); and

(ii)           debit to such Capital Account the items described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) that are attributable to such Capital Account.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

“Agent” is defined in Section 9.2(g)(i).

“Agreement” means this Limited Liability Company Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Allocation Period” shall mean a period commencing on the first day of the Fiscal Year or any period of shorter duration commencing upon the day following the last day of the preceding Allocation Period and terminating upon the earlier of (a) the last day of the current Fiscal Year or (b) the day preceding the effective date of any change in the relative interests of the Members, including a transfer by any Member of its Ownership Interest or any other similar transaction or event.

“Amended Supply Contract” means the Amended and Restated Uranium Supply Contract dated as of March 1, 2006 between Itochu Corporation and URI, Inc.

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“Approved Title Exceptions” shall mean the title exceptions listed on Exhibit A hereto or disclosed to or known by ITOCHU prior to the Preliminary Investment Decision, any Lien or Encumbrance hereafter authorized by unanimous Vote of the Management Committee or otherwise authorized by this Agreement.

“Articles” is defined in Section 1.2.

“Assets” means the Properties, Products, Permits and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members hereunder.

“Book Property” shall mean property that is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, within the meaning of Treas. Reg. §1.704-1(b)(2)(iv)(g)(1).

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Members with respect to a Program, as provided herein.

“Business” means the conduct of the business of the Company in furtherance of the purposes set forth in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement.  The term “Business Information” shall not include Member Information and any Enhancements.

“Business Opportunity” is defined in Section 7.5.

“Capital Account” means the account maintained for each Member in accordance with ARTICLE IV.

“Capital Call” is defined in Section 13.2.

“Capital Contribution” means amounts contributed by the Members to the capital of the Company under this Agreement.

“Cash Equivalents” means:  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guarantied by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guarantied by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or that it is a Lender; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or AAA by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000; (f) money market instruments that price at par in short-term auction (so called “auction market securities”), are offered by Merrill Lynch and are rated AAA by

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S&P or AAA by Moody’s; and (g) direct obligations of any State of the United States of America (or by any subdivision thereof to the extent such obligations are backed by the full faith and credit of such State), in each case, (i) maturing within one year from the date of acquisition thereof, and (ii) rated AAA by S&P or AAA by Moody’s.

“Chargee” is defined in Section 9.2(h).

“Churchrock Venture LLC” is defined in Section 2.2.

“Company” means Churchrock Venture LLC, a Delaware limited liability company formed in accordance with, and governed by, this Agreement.

“Commitment Amount” is defined in Section 3.1(b)(ii)(A).

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member.

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Continuous basis” is defined in Section 2.5(a).

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Conveyance Documents” is defined in Section 12.2(e).

“Corporate Opportunity” is defined in Section 7.5.

“Cover Payment” is defined in Section 13.4.

“CPC” is defined in Section 12.11.

“CPC Date” is defined in Section 12.11.

“Deadlock” shall mean the failure of the Members to agree unanimously as to a Program and Budget after a Positive Final Investment Decision.

“Development” means all preparation for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Development Program & Budget” is defined in Section 12.4(a).

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“Distribution Date” means, for each Distribution Period, the later of (i) the date 45 days after the end of such period and (ii) the date on which the unaudited financial statements for such period (in the case of the first three Fiscal quarters of each Fiscal Year) or the annual audited financial statements for the Fiscal Year ending at the end of the fourth fiscal quarter have been delivered to the Members.

“Distribution Period” means a fiscal quarter of the Company except that the first Distribution Period (“First Distribution Period”) shall encompass the period from CPC until the end of the first full fiscal quarter of the Company after CPC.

“Dollars” (“$”) is defined Section 18.3.

“Effective Date” means the date set forth in the preamble to this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, Liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Enhancements” is defined in Section 15.2.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account to fund estimated Environmental Liabilities established pursuant to applicable Budgets.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company or either Member (but only to the extent relating to the Properties), by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment due to activities or occurrences on or originating at the Properties; or (iii) the violation or alleged violation of any Environmental Laws in relation to the Properties.

“Excess Cash Flow” means, for any Distribution Period, the difference (if positive) obtained by subtracting Pro Forma Cash Flow of the Company for such period from Actual Cash Flow of the Company for such period.

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 “Exhibits” is defined in Section 1.2.

“Existing Data” means maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods.  An increase or change shall be deemed “material” if it is anticipated to cost more than 15% of original Budget for the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Feasibility Study.

“Feasibility Study” means a report to be prepared under that certain Feasibility Study Funding Agreement dated March 29, 2006 between Affiliates of the parties (the “Funding Agreement”), which  shall meet the requirements of the Funding Agreement. The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.  “Feasibility Study”  shall also include any similar study hereafter undertaken in connection with an Expansion or Modification.

“Final Investment Decision” means the decision to be made by the Members, after review of the Feasibility Study and Permit Approval pursuant to Section 12.4 of the Agreement, as to whether to proceed with a Development Program and Budget and Project Construction Contracts to place the Properties into production.

“Financial Closing” is defined in Section 12.5(a).

“Fiscal Year” of the Company shall mean the fiscal year of the Company, which shall commence on each January 1 and end on each December 31; provided, however, that (a) in the case of the Company’s first fiscal year, “Fiscal Year” shall mean the period from and including the date on which the Company is formed under the Act to and including the immediately following December 31 and (b) the final “Fiscal Year” of the Company shall end on the date on which the winding up of the Company is completed.  References to Fiscal quarter mean a quarter within a Fiscal Year.

“Force Majeure” means any event excusing performance of a Member pursuant to Section 18.7.

 “Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.

“HRI” shall mean HRI-Churchrock, Inc.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 120 days or such longer terms as may be customary in the industry) in each case arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases (as defined under GAAP) and any financing lease involving substantially the same economic effect; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person; and (v) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof

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which such Person has (a) directly or indirectly assumed or guarantied, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness.

“Indemnified Persons” is defined in Section 7.12.

“Initial Capital Contribution” means that contribution each Member has made or agrees to make pursuant to Section 3.1 (a)(ii) and (iii) and Section 3.1(b)(i)(y) of the Agreement (but only to the extent contributed to the Company and not reimbursed to HRI).

“Insolvency Event” shall mean the commencement of a voluntary or involuntary bankruptcy case under the United States Bankruptcy Code (Title 11, United States Code), an assignment for the benefit of creditors, the appointment of a receiver for all or substantially all of the subject entity’s property or a written admission of the inability to pay debts as they come due.

“ITOCHU” shall mean ITC Nuclear Fuel Service (New Mexico) Inc.

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan Agreement” means the agreement referenced in Sections 3.1(b)(ii)(B), 10.3(h), 12.2(d) and Exhibit G by which ITOCHU will supply or cause a third party to supply Project Financing after a Positive Final Investment Decision.

“Management Committee” means the committee established under ARTICLE X of the Agreement.

“Manager” means the Member appointed under ARTICLE XI of the Agreement to manage Operations, or any successor Manager.

“Member” means HRI or ITOCHU, any permitted successor or assign of HRI or ITOCHU, or any other person admitted as a Member of the Company under this Agreement.

“Member Information” means all information, data, knowledge and know-how, in whatever form and however communicated, including Existing Data (including, without limitation, Confidential Information), which, as shown by written records, was developed, conceived, originated or obtained by a Member: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Mining” means the extracting, producing, beneficiating, handling, milling or other processing of Products by means of in situ leach technology.

“Moody’s” means Moody’s Investors Service, Inc.

“Negative Final Investment Decision” is defined in Section 12.6.

“Negative Preliminary Investment Decision” is defined in Section 12.3.

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“Net Gain” and “Net Loss” shall mean, except as specified below, for each Fiscal Year or other period, the income or loss of the Company for “book” or “capital account” purposes under Treas. Reg. §1.704-1(b)(2)(iv).  In particular, but without limitation, for each Allocation Period, “Net Gain” or “Net Loss” shall mean the Company’s taxable income or loss for such Allocation Period, determined in accordance with Section 703(a) of the Code (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss), with the following modifications:

(i)            income, gain or loss from, and cost recovery, amortization or depreciation deductions with respect to, any Book Property shall be computed by reference to the value of such Book Property as set forth in the books of the Company, all in accordance with the principles of Treas. Reg. §1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such Book Property differs from such value;

(ii)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Gain or Net Loss pursuant to this definition shall be included in computing such Net Gain or Net Loss;

(iii)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(f) expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) and that are not otherwise taken into account in computing Net Gain or Net Loss pursuant to this definition shall be treated as items of expense in computing such Net Gain or Net Loss;

(iv)          in the event that the value of any Company property is adjusted pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss (as the case may be) from the disposition of such property for purposes of computing Net Gain and Net Loss;

(v)           to the extent (and only to the extent) that an adjustment made to the adjusted tax basis of any Company asset pursuant to Section 732, Section 734 or Section 743 of the Code is required to be taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m), the amount of such adjustment shall be treated as an item of gain or loss (as the case may be) for purposes of computing Net Gain or Net Loss; and

all items of Company gross income, gain, loss, deduction or expense for such Allocation Period that are specially allocated pursuant to Section 4.2(b) shall be disregarded in computing such taxable income or loss (but the amount of such items available for allocation under Section 4.2(b) shall be determined by applying rules analogous to the modifications set forth in clauses (i) through (v) above).

“Non-Consenting Member” is defined in Section 12.14(a).

“Non-Consent Program and Budget” is defined in Section 12.14(a).

“Notices” is defined in Section 18.1.

“Operating Cash Flow” means net earnings (loss) increased for non-cash charges to net income (e.g., loss on derivatives, accretion, amortization, depreciation, depletion, other non-cash charges), decreased for cash charges not affecting net income (i.e. costs for restoration activities, gain on derivatives) and increased or decreased for the effect of working capital changes, as determined in accordance with generally accepted accounting principles consistently applied.

“Operations” means the activities carried out by the Company under this Agreement.

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“Ownership Interest” means the percentage interest representing the ownership interest of a Member in the Company, and all other rights and obligations arising under this Agreement, as set forth in Section 6.1 of the Agreement

“Parent Guaranty” means the Guaranty by Uranium Resources, Inc. of the Obligations of HRI under the Agreement and the Guaranty by ITOCHU Corporation of the Obligations of ITOCHU under the Agreement, each dated as of the Effective Date.

“Paragraphs” is defined in Section 1.2.

“Permit” means any permit, license, approval or other authorization from any federal, tribal, state or local governmental or quasi governmental authority (including without limitation, any NRC license) required in order to conduct Operations on the Properties or to hold, sell or transfer Products.

“Permit Approval” means obtaining all material Permits required for Operations in a form that contains only conditions that are fully within the Manager’s or the Company’s control to meet or perform.  Permit Approval shall be deemed to occur on the date the last of such Permits is obtained or granted.

“Permit Date” means the date on which Permit Approval has occurred.

“Permitted Indebtedness” shall mean (i) any Indebtedness expressly authorized by a duly adopted  Program and Budget, (ii) the Project Financing, (iii) trade payables incurred in the ordinary course in connection with expenses covered by a duly adopted Program and Budget, (iv) any Capital Leases (as defined  in GAAP) of equipment to the extent such expenditure is contemplated by a duly adopted Program and Budget, (v) ordinary course liabilities not materially past due to employees (for payroll and benefits), utilities, taxing authorities, (vi) guaranties, reimbursement obligations for letters of credit, performance bonds and surety bonds issued or obtained by the Company in the ordinary course of business, and (vii) credit card debt and other miscellaneous unsecured Indebtedness not exceeding $50,000 at any one time.

“Permitted Lien” shall mean (i) any Lien or Encumbrance under or in connection with the Loan Agreement, (ii) any Lien or Encumbrance authorized in a duly adopted Program and Budget, (iii) any Approved Title Exception, (iv) mechanics’ and materialmen’s liens for amounts not past due or which are being contested in accordance with applicable procedures that do not subject the Properties to a risk of foreclosure or forfeiture, (v) deposits under worker’s compensation, unemployment insurance and social security and similar laws or to secure statutory obligations or surety, appeal, performance or other similar bonds (other than completion bonds), in each case incurred in the ordinary course of business; (vi) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established; (vii) Liens for taxes, assessments or other governmental charges or levies the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings and which the Manager determines in good faith will be settled for an amount not in excess of the budgeted amount therefor plus not more than 25% of any available contingency;  (viii) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts; (ix) easements, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances on real property which do not in the reasonable opinion of the Manager materially detract from the value of the property subject thereto, interfere with ordinary conduct of business of the Company and (x) any Capital Lease that is Permitted Indebtedness.

“Permitting Budget” shall mean a Budget showing in reasonable itemized detail projected monthly costs to be incurred in obtaining Permits for a period of 12 months from the date of such Budget.

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“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Positive Final Investment Decision” is defined in Section 12.1(b).

“Positive Preliminary Investment Decision” is defined in Section 12.1(b).

“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

“Pro Forma Cash Flow” means the pro forma Operating Cash Flow of the Company determined on the same basis as Actual Cash Flow except that the price of all Product sales resulting in revenues booked during the relevant period shall be a pro forma price of $30 per pound and all extraction taxes, royalties and similar expenses of the Company that are determined by direct reference to the price of Product shall be recalculated based on the $30 pro forma product price.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Project” means the Development and Mining Operations, including construction of improvements on the Properties, and sale of Products more particularly described in Section 2.3 of the Agreement, and all other Operations contemplated or required under the Agreement.

“Project Construction Contracts” means any engineering, procurement and construction contract; engineering, procurement and construction management agreement; design-build contract; lump-sum turnkey contract or other contract or series of related contracts to be entered into by the Company after a positive Final Investment Decision for the installation of a wellfield and construction, installation or erection of a processing plant and related support facilities and infrastructure in order to extract and process Products into a saleable form.

“Project Financing” means the financing ITOCHU is obligated to provide under Section 3.1(b)(ii) of the Agreement, or any other financing approved by the Management Committee and obtained by the Members for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under the Agreement.

“Properties” means all interests in real property described in Paragraph 1.1 of Exhibit A now owned or hereafter acquired and held subject to this Agreement.

“Proposing Member” is defined in Section 12.14(a).

“Qualified Income Offset” is defined in Section 4.2(b)(iii).

“Rules” is defined in Section 17.2.

“S&P” means Standard & Poor’s.

“SEC” is defined in Section 15.4.

“Sections” is defined in Section 1.2.

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“Submitting Party” is defined in Section 17.2.

“Subparagraphs” is defined in Section 1.2.

“Sub-Sections” is defined in Section 1.2.

“Tax Matter Partners” is defined in Section 11.2(l).

“Traditional” is defined in Section 4.3(b).

“Transfer” means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey an Ownership Interest in the Company, or dispose of or commit to do any of the foregoing, either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

“Voting Interest” is defined in Section 10.2.

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EXHIBIT D

To

CHURCHROCK VENTURE LLC

LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable workers’ compensation laws and purchase, or provide protection for the Company comparable to that provided under standard form insurance policies for the following risk categories, with such commercially reasonable exclusions as may be approved by the Management Committee: (i) comprehensive liability and property damage with combined limits of not less than Six Million Dollars ($6,000,000.00) for bodily injury and property damage; (ii) automobile liability insurance of One Million Dollars ($1,000,000.00); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Each Member shall self-insure or purchase for its own account such additional insurance as it deems necessary.

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EXHIBIT E-1

To

CHURCHROCK VENTURE LLC

LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

PARENT COMPANY GUARANTY

PARENT GUARANTY (as amended, supplemented or modified from time to time, this “Guaranty”), dated as of December 5, 2006 (the “Effective Date”), by ITOCHU CORPORATION (“Parent” or “Guarantor”) in favor of the Beneficiaries (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, ITC Nuclear Fuel Service (New Mexico) Inc. (“Subsidiary Member”) and HRI-Churchrock, Inc. (“HRI”) have formed on or before the Effective Date Churchrock Venture LLC, a Delaware limited liability company (the “Company”) and have entered into a Limited Liability Company Agreement dated the Effective Date (the “LLC Agreement”) with respect to the Company;

WHEREAS, it is a condition precedent to the entering into the LLC Agreement that Parent execute and deliver this Guaranty and that Uranium Resources, Inc., a Delaware corporation, execute and deliver a Parent Guaranty, in form similar to this Guaranty (the “HRI Parent Guaranty Agreement”); and

WHEREAS, Parent is willing to execute and deliver this Guaranty in exchange for the HRI Parent Guaranty Agreement;

NOW, THEREFORE, it is agreed:

1.             Certain Defined Terms.

(a)           Capitalized Terms not otherwise defined herein shall have the meanings assigned in the LLC Agreement.

(b)           As used herein, the following terms shall have the following meanings:

“Agreements” shall have the meaning set forth in Section 2 hereof.

“Company” shall have the meaning set forth in the caption of this Guaranty.

“Beneficiaries” shall mean Uranium Resources, Inc., a Delaware corporation (“HRI Parent”), Hydro Resources, Inc., a Delaware corporation, HRI and the Company.

“Company” shall have the meaning set forth in the first recital to this Guaranty.

“Effective Date” shall have the meaning set forth in the first paragraph of this Guaranty.

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“Guarantied Obligations” shall mean the obligations of Subsidiary Member under the LLC Agreement guarantied by Guarantor pursuant to Section 2.

“Lender” shall mean the Affiliate of Guarantor that is the lender of the Project Financing.

“LLC Agreement” shall have the meaning set forth in the first recital to this Guaranty.

“Subsidiary Member” shall have the meaning set forth in the first recital to this Guaranty.

“Subsidiary Unilateral Obligations” shall have the meaning specified in Section 4(b).

(c)           References to “Sections” if not otherwise specified shall be to the Section of this Guaranty.

2.             Guaranty.  Guarantor, does hereby unconditionally (except as provided herein) guarantee to Beneficiaries, their successors and permitted assigns, the complete and timely performance of all the obligations, terms, and conditions to be carried out or performed by (a) Subsidiary Member under the LLC Agreement; and (b) Lender under the Loan Agreement (such agreements being hereinafter referred to collectively as the “Agreements”).  This Guaranty shall continue in force notwithstanding any alterations to or deviations from the Agreements until all of Subsidiary Member’s and Lender’s obligations thereunder have been performed.  This Guaranty shall establish the liabilities and responsibilities of the Guarantor and the rights of each Beneficiary hereunder and shall not confer any benefit on any third party.

3.             Guarantor as Primary Obligor.  Subject only to the express limitations herein, the foregoing Guaranty shall be interpreted to mean Guarantor shall be responsible to the Company for the true and faithful performance of the said Agreements in the manner and to the same extent as if Guarantor had originally executed said Agreements in place of Subsidiary Member and Lender.  Should there be any default in said Agreements on the part of Subsidiary Member or Lender, the Beneficiaries or any of them have the right to proceed immediately against Guarantor without first proceeding against Subsidiary Member or Lender.

4.             Limitations.

(a)           Notwithstanding anything contained herein, in no event shall the aggregate of the obligations and liability of Guarantor be greater than the obligations and liability of Subsidiary Member and Lender under the Agreements with the Company; provided, however, that the obligations and liability of the Guarantor under this Guaranty shall not be discharged or released by reason of the discharge or release of Subsidiary Member or Lender in bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the Agreements, or any of them, by Subsidiary Member or Lender or a trustee, custodian or other representative in bankruptcy, or any other stay or other enforcement restriction, or other reduction, modification, impairment or limitation of liability or remedy of the Company that would not have been applicable if Guarantor was the original obligor under the Agreements (such as, for example, a lack of corporate authority of the Subsidiary Member).

(b)           Except for the amounts referred to in Section 3.1(b)(ii)(A) and (B) of the LLC Agreement or as may in the future be expressly agreed by Subsidiary Member in writing (collectively, “Subsidiary Unilateral Obligations”), Parent shall not be required to make payments under this Guaranty unless HRI Parent is simultaneously making equal payments under the HRI Parent Guaranty Agreement, as evidenced by a bank statement or screen printout showing available funds.

(c)           Guarantor’s obligation to contribute funds shall extend to any expenditure required to achieve Environmental Compliance, whether or not such expenditure occurs during the term of the LLC Agreement or thereafter as a result of Operations under the LLC Agreement; provided, that the maximum amount for which Guarantor shall be liable pursuant to this sentence shall not exceed the sum of all

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distributions received by Subsidiary Member under the LLC Agreement minus any amount previously funded by Guarantor under this Guaranty or as an additional Capital Contribution by the Subsidiary Member under the Agreements for Environmental Compliance and provided further that this Guaranty shall not apply to any Environmental Liability that does not relate to the period that the Subsidiary Member is a Member of the Company.

(d)           This Guaranty shall terminate and be of no further force or effect upon the commencement of a case under any insolvency or bankruptcy law by (or an involuntary case against) Uranium Resources, Inc.

5.             Waivers and Agreements to Preserve Enforceability of Guaranty.

(a)           Guarantor agrees, except to the extent expressly set forth herein, that its obligations hereunder are irrevocable and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety.

(b)           Except as expressly provided in this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty, presentment, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against any person or entity or to pursue any other remedy in its power.

(c)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) notice of the creation or existence of any Guarantied Obligations; (ii) notice of the amount of the Guarantied Obligations; (iii) notice of any adverse change in the financial condition of the Company or any Beneficiary or of any other fact that might increase Guarantor’s risk hereunder; and (iv) all other notices (except if such notice is specifically required to be given to Guarantor hereunder) and demands to which Guarantor might otherwise be entitled.

(d)           To the maximum extent permitted by law, Guarantor hereby waives the right by statute or otherwise to require Beneficiary to institute suit against Subsidiary Member or to exhaust any rights and remedies which the Company has or may have against Subsidiary Member.  In this regard, Guarantor agrees that it is bound to the payment and performance of all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to the Company by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of the Subsidiary Member or by reason of the cessation from any cause whatsoever of the liability of Subsidiary Member in respect thereof.

(e)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) any rights to assert against the Company any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Subsidiary Member or any other party liable to the Company; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense based upon or arising out of an election of remedies by the Company; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(f)            All rights of the Guarantor against Subsidiary Member arising as a result of any payment by Guarantor hereunder, whether by way of right of subrogation, contribution or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor

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until and unless, the prior final and indefeasible payment or performance in full of all the Guarantied Obligations.

(g)           Subject to the express termination provisions hereof, this Agreement is a continuing guaranty and shall remain in effect until all of the obligations arising under this Guaranty have been paid in full or otherwise satisfied of indefeasibly discharged.  To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future obligations.  If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Company, (ii) no such revocation shall apply to any Guarantied Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or other change in the terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Company in existence on the date of such revocation and (iv) such a revocation shall constitute an election by the Subsidiary Member to forfeit voting rights and rights to distributions under the LLC Agreement, as provided in the LLC Agreement.

(h)           Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, the Company may, by action or inaction:

(i)            compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Agreements;

(ii)           grant waivers and other indulgences to Subsidiary Member in respect of the LLC Agreement;

(iii)          amend or modify in any manner and at any time (or from time to time) the LLC Agreement;

(iv)          increase or decrease at any time (or from time to time) the amount of the Guarantied Obligations and any amounts owing in connection therewith; or

(v)           release or substitute any other guarantor, if any, of the Guarantied Obligations, or enforce, exchange, release, or waive any security for the Guarantied Obligations or any other guaranty of the Guarantied Obligations, or any portion thereof.

(i)            Guarantor waives any defense to payment or performance hereunder based on the fact that the Loan Agreement is not yet in existence; provided, however, that Guarantor shall have no liability to make any payment to Lender hereunder or to perform any of Lender’s obligations in respect to the Project Financing until such time as the Loan Agreement and all related documents are agreed, executed, and delivered and then only to the extent of the Lender’s obligations thereunder.

6.             Payments.  All payments required to be made pursuant to this Guaranty shall be made in full in United States Dollars and in immediately available funds, free and clear of any and all taxes, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any taxing authority in any jurisdiction.

7.             Representations.  Guarantor hereby makes the following representations, warranties and agreements:

(a)           Guarantor is a duly organized and validly existing corporation in good standing under the laws of Japan and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

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(b)           Guarantor has the full power and authority to execute, deliver and perform the terms and provisions of this Guaranty, and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty.  Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which it is a party or by which it or any of its property, or assets is bound or to which it maybe subject or (iii) will violate any provision of any of its organizational documents, which could reasonably be expected to (A) have a materially adverse effect on its assets, business, operations, properties, liabilities, profits or condition (financial or otherwise), (B) result in a material impairment of its ability to perform any of its material obligations under this Guaranty or (C) result in a material impairment of the material rights, remedies or benefits available to the Company under this Guaranty.

(d)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or any other action by, any Governmental Authority is or will be required to authorize, or is required (i) in connection with the execution, delivery and performance of this Guaranty or (ii) to ensure the legality, validity, binding effect or enforceability of this Guaranty.

(e)           There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened (i) with respect to this Guaranty or (ii) that could reasonably be expected to (A) materially and adversely affect its business, operations, property, assets, liabilities or condition (financial or otherwise) or (B) have a material adverse effect on the rights or remedies of the Company or on the ability of Guarantor to perform its obligations to the Company hereunder.

(f)            Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent that such noncompliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on either (i) its business, operations, property, assets, liabilities or condition (financial or otherwise) or (ii) the rights or remedies of the Company under this Guaranty or on its ability to perform its obligations under this Guaranty.

8.             Miscellaneous Provisions.

(a)           No failure or delay on the part of the Company in exercising any right, power or privilege under this Guaranty and no course of dealing between or among any of the Guarantor, Subsidiary Member or any of the Beneficiaries, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights, powers and remedies expressly provided in this Guaranty are cumulative and not exclusive of any rights, powers or remedies which the Company would otherwise have.  No notice to or demand on any of  the Company, Guarantor or Subsidiary Member in any case shall entitle such person to any other further notice or demand in similar or other circumstances or constitute a

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waiver of the rights of the Company to any other or further action in any circumstances without notice or demand.

(b)           This Guaranty shall be binding upon Guarantor, and its successors and assigns and shall inure to the benefit of the Beneficiaries and their respective successors and assigns.  No Governmental Authority or other person shall be a third party beneficiary hereof or shall have any rights hereunder.

(c)           This Guaranty is expressly made for the benefit of the Beneficiaries.  Neither this Guaranty nor any provision hereof may be changed, modified, amended or waived except with the prior written consent of the Beneficiaries and Guarantor.

(d)           All notices and other communication under this Guaranty shall be in writing, and shall be addressed respectively as follows:

If to the Company:	Churchrock Venture LLC P.O. Box 888 Crownpoint, New Mexico 87313
Attention:	President
Telephone:	(505) 792-4140

With a Copy to:	Paul K. Willmott 56 Osborne Hill Road Sandy Hook, Connecticut 06482
Telephone:	(972) 219-3330
Facsimile:	(972) 219-3311

Alfred C. Chidester Baker & Hostetler, LLP 303 E. 17th Ave., Suite 1100 Denver, Colorado 80203
Telephone:	(303) 764-4099
Facsimile:	(303) 861-2307

If to Guarantor:	c/o ITOCHU International, Inc. Lafayette Centre Two 1133 Twenty-First Street, N.W. Suite 200 Washington, D.C. 20036
Attention:	Group Manager, Nuclear Fuel Group
Telephone:	202.861.1213
Facsimile:	202.835.9764

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With a Copy to:	General Manager, Nuclear Energy Group (TOKMQ) Itochu Corporation 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan
Telephone:	+81-3-3496-6596
Facsimile:	+81-3-3497-6655

All Notices shall be given (a) by personal delivery to the addressee, (b) by electronic communication, capable of producing a printed transmission and confirmation of delivery, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service.  All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.  Either party may change its address by notice to the other party.

(e)           THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE BENEFICIARIES AND GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(i)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK AND STATE OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH.  PERSON, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 8(d), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(ii)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (ii) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING, WITHOUT LIMITATION, THOSE REFERRED TO IN CLAUSE (b) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTY.

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(iii)          Guarantor hereby irrevocably appoints Itochu International, Inc. as its agent for service of process at the address shown in Section 8(d) and represents that such agent has accepted such appointment.

(f)            If Guarantor shall default in the payment of any amount becoming due under this Guaranty, it  shall on demand from time to time pay interest, to the extent permitted by law, directly to the Company on such defaulted amount for the period beginning on the date of such default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 4% per annum in excess of the prime rate from time to time, as reported in the “Money Rates” section of The Wall Street Journal.

(g)           This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

ITOCHU CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED BY BENEFICIARIES:

URANIUM RESOURCES, INC.

By:
Name: Paul K. Willmott
Title: Chairman and Chief Executive Officer

HYDRO RESOURCES, INC.

By:
Name: Craig S. Bartels
Title: President

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CHURCHROCK VENTURE LLC
By: HRI-Churchrock, Inc., Manager

By:
Name: Craig S. Bartels
Title: President

HRI-CHURCHROCK, INC.

By:
Name: Craig S. Bartels
Title: President

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EXHIBIT E-2
To
CHURCHROCK VENTURE LLC
LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

PARENT COMPANY GUARANTY

PARENT GUARANTY (as amended, supplemented or modified from time to time, this “Guaranty”), dated as of December 5, 2006 (the “Effective Date”), by URANIUM RESOURCES, INC. (“Parent” or “Guarantor”) in favor of the Beneficiaries (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, HRI Churchrock, Inc. (“Subsidiary Member”) and ITC Nuclear Fuel Service (New Mexico) Inc. (“ITOCHU”) have formed on or before the Effective Date Churchrock Venture LLC, a Delaware limited liability company (the “Company”) and have entered into a Limited Liability Company Agreement dated the Effective Date (the “LLC Agreement”) with respect to the Company;

WHEREAS, it is a condition precedent to the entering into the LLC Agreement that Parent execute and deliver this Guaranty and that Itochu Corporation execute and deliver a Parent Guaranty, in form similar to this Guaranty (the “ITOCHU Parent Guaranty Agreement”); and

WHEREAS, Parent is willing to execute and deliver this Guaranty in exchange for the ITOCHU Parent Guaranty Agreement;

NOW, THEREFORE, it is agreed:

1.             Certain Defined Terms.

(a)           Capitalized Terms not otherwise defined herein shall have the meanings assigned in the LLC Agreement.

(b)           As used herein, the following terms shall have the following meanings:

“Company” shall have the meaning set forth in the caption of this Guaranty.

“Beneficiaries” shall mean Itochu Corporation (“Itochu Parent”), ITOCHU and the Company.

“Company” shall have the meaning set forth in the first recital to this Guaranty.

“Effective Date” shall have the meaning set forth in the first paragraph of this Guaranty.

“Guarantied Obligations” shall mean the obligations of Subsidiary Member under the LLC Agreement guarantied by Guarantor pursuant to Section 2.

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“LLC Agreement” shall have the meaning set forth in the first recital to this Guaranty.

“Subsidiary Member” shall have the meaning set forth in the first recital to this Guaranty.

(c)           References to “Sections” if not otherwise specified shall be to the Section of this Guaranty.

2.             Guaranty.  Guarantor, does hereby unconditionally (except as provided herein) guarantied to Beneficiaries, their successors and permitted assigns, the complete and timely performance of all the obligations, terms, and conditions to be carried out or performed by Subsidiary Member under the LLC Agreement.  This Guaranty shall continue in force notwithstanding any alterations to or deviations from the LLC Agreement until all of Subsidiary Member’s obligations thereunder have been performed.  This Guaranty shall establish the liabilities and responsibilities of the Guarantor and the rights of each Beneficiary hereunder and shall not confer any benefit on any third party.

3.             Guarantor as Primary Obligor.  Subject only to the express limitations herein, the foregoing Guaranty shall be interpreted to mean Guarantor shall be responsible to the Company for the true and faithful performance of the said LLC Agreement in the manner and to the same extent as if Guarantor had originally executed said LLC Agreement in place of Subsidiary Member.  Should there be any default in said LLC Agreement on the part of Subsidiary Member, the Beneficiaries or any of them have the right to proceed immediately against Guarantor without first proceeding against Subsidiary Member.

4.             Limitations.

(a)           Notwithstanding anything contained herein, in no event shall the aggregate of the obligations and liability of Guarantor be greater than the obligations and liability of Subsidiary Member under the LLC Agreement with the Company; provided, however, that the obligations and liability of the Guarantor under this Guaranty shall not be discharged or released by reason of the discharge or release of Subsidiary Member in bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the LLC Agreement by Subsidiary Member or a trustee, custodian or other representative in bankruptcy, or any other stay or other enforcement restriction, or other reduction, modification, impairment or limitation of liability or remedy of the Company that would not have been applicable if Guarantor was the original obligor under the LLC Agreement (such as, for example, a lack of corporate authority of the Subsidiary Member).

(b)           Except as may in the future be expressly agreed by Subsidiary Member in writing, Parent shall not be required to make payments under this Guaranty unless Itochu Parent is simultaneously making equal payments under the Itochu Parent Guaranty Agreement, as evidenced by a bank statement or screen printout showing available funds.

(c)           Guarantor’s obligation to contribute funds shall extend to any expenditure required to achieve Environmental Compliance, whether or not such expenditure occurs during the term of the LLC Agreement or thereafter as a result of Operations under the LLC Agreement; provided, that the maximum amount for which Guarantor shall be liable pursuant to this sentence shall not exceed the sum of all distributions received by Subsidiary Member under the LLC Agreement minus any amount previously funded by Guarantor under this Guaranty or as an additional Capital Contribution by the Subsidiary Member under the LLC Agreement for Environmental Compliance and provided further that this Guaranty shall not apply to any Environmental Liability that does not relate to the period that the Subsidiary Member is a Member of the Company.

(d)           This Guaranty shall terminate and be of no further force or effect upon the commencement of a case under any insolvency or bankruptcy law by (or an involuntary case against) Itochu Corporation.

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5.          Waivers and Agreements to Preserve Enforceability of Guaranty.

(a)           Guarantor agrees, except to the extent expressly set forth herein, that its obligations hereunder are irrevocable and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety.

(b)           Except as expressly provided in this Guaranty, Guarantor hereby waives notice of acceptance of this Guaranty, presentment, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against any person or entity or to pursue any other remedy in its power.

(c)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) notice of the creation or existence of any Guarantied Obligations; (ii) notice of the amount of the Guarantied Obligations; (iii) notice of any adverse change in the financial condition of the Company or any Beneficiary or of any other fact that might increase Guarantor’s risk hereunder; and (iv) all other notices (except if such notice is specifically required to be given to Guarantor hereunder) and demands to which Guarantor might otherwise be entitled.

(d)           To the maximum extent permitted by law, Guarantor hereby waives the right by statute or otherwise to require Beneficiary to institute suit against Subsidiary Member or to exhaust any rights and remedies which the Company has or may have against Subsidiary Member.  In this regard, Guarantor agrees that it is bound to the payment and performance of all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to the Company by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of the Subsidiary Member or by reason of the cessation from any cause whatsoever of the liability of Subsidiary Member in respect thereof.

(e)           To the maximum extent permitted by law, Guarantor hereby waives:  (i) any rights to assert against the Company any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Subsidiary Member or any other party liable to the Company; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense based upon or arising out of an election of remedies by the Company; and (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(f)            All rights of the Guarantor against Subsidiary Member arising as a result of any payment by Guarantor hereunder, whether by way of right of subrogation, contribution or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment or performance in full of all the Guarantied Obligations.

(g)           Subject to the express termination provisions hereof, this Agreement is a continuing guaranty and shall remain in effect until all of the obligations arising under this guaranty have been paid in full or otherwise satisfied or indefeasibly discharged.  To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future obligations.  If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Company, (ii) no such revocation shall apply to any Guarantied Obligations in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or other change in the terms and conditions thereof), (iii) no such revocation

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shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Company in existence on the date of such revocation and (iv) such a revocation shall constitute an election by the Subsidiary Member to forfeit voting rights and rights to distributions under the LLC Agreement, as provided in the LLC Agreement.

(h)           Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, the Company may, by action or inaction:

(i)            compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the LLC Agreement;

(ii)           grant waivers and other indulgences to Subsidiary Member in respect of the LLC Agreement;

(iii)          amend or modify in any manner and at any time (or from time to time) the LLC Agreement;

(iv)          increase or decrease at any time (or from time to time) the amount of the Guarantied Obligations and any amounts owing in connection therewith; or

(v)           release or substitute any other guarantor, if any, of the Guarantied Obligations, or enforce, exchange, release, or waive any security for the Guarantied Obligations or any other guaranty of the Guarantied Obligations, or any portion thereof.

6.             Payments.  All payments required to be made pursuant to this Guaranty shall be made in full in United States Dollars and in immediately available funds, free and clear of any and all taxes, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any taxing authority in any jurisdiction.

7.             Representations.  Guarantor hereby makes the following representations, warranties and agreements:

(a)           Guarantor is a duly organized and validly existing corporation in good standing under the laws of Delaware and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

(b)           Guarantor has the full power and authority to execute, deliver and perform the terms and provisions of this Guaranty, and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty.  Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, nor the consummation of the transactions contemplated herein, (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which it is a party or by which it or any of its property, or assets is bound or to which it maybe subject or (iii) will

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violate any provision of any of its organizational documents, which could reasonably be expected to (A) have a materially adverse effect on its assets, business, operations, properties, liabilities, profits or condition (financial or otherwise), (B) result in a material impairment of its ability to perform any of its material obligations under this Guaranty or (C) result in a material impairment of the material rights, remedies or benefits available to the Company under this Guaranty.

(d)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or any other action by, any Governmental Authority is or will be required to authorize, or is required (i) in connection with the execution, delivery and performance of this Guaranty or (ii) to ensure the legality, validity, binding effect or enforceability of this Guaranty.

(e)           There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened (i) with respect to this Guaranty or (ii) that could reasonably be expected to (A) materially and adversely affect its business, operations, property, assets, liabilities or condition (financial or otherwise) or (B) have a material adverse effect on the rights or remedies of the Company or on the ability of Guarantor to perform its obligations to the Company hereunder.

(f)            Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except to the extent that such noncompliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on either (i) its business, operations, property, assets, liabilities or condition (financial or otherwise) or (ii) the rights or remedies of the Company under this Guaranty or on its ability to perform its obligations under this Guaranty.

8.             Miscellaneous Provisions.

(a)           No failure or delay on the part of the Company in exercising any right, power or privilege under this Guaranty and no course of dealing between or among any of the Guarantor, Subsidiary Member, or any of the Beneficiaries shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights, powers and remedies expressly provided in this Guaranty are cumulative and not exclusive of any rights, powers or remedies which the Company would otherwise have.  No notice to or demand on any of  the Company, Guarantor or Subsidiary Member in any case shall entitle such person to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Company to any other or further action in any circumstances without notice or demand.

(b)           This Guaranty shall be binding upon Guarantor, and its successors and assigns and shall inure to the benefit of the Beneficiaries and their respective successors and assigns.  No Governmental Authority or other person shall be a third party beneficiary hereof or shall have any rights hereunder.

(c)           This Guaranty is expressly made for the benefit of the Beneficiaries.  Neither this Guaranty nor any provision hereof may be changed, modified, amended or waived except with the prior written consent of the Beneficiaries and Guarantor.

(d)           All notices and other communication under this Guaranty shall be in writing, and shall be addressed respectively as follows:

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If to the Company:		CHURCHROCK VENTURE LLC P.O. Box 888 Crownpoint, New Mexico 87313
	Attention:	President
	Telephone:	505.792.4140

With a Copy to:		Paul K. Willmott 56 Osborne Hill Road Sandy Hook, Connecticut 06482

		Alfred C. Chidester Baker Hostetler, LLP 303 E. 17th Ave., Suite 1100 Denver, Colorado 80203
	Telephone:	303.764.4091
	Facsimile:	303.861.2307

		General Manager, Nuclear Energy Group (TOKMQ)
		Itochu Corporation
		5-1, Kita-Aoyama 2-chome
		Minato-ku, Tokyo 107-8077 Japan
	Telephone:	+81-3-3496-6596
	Facsimile	+81-3-3497-6655

If to Guarantor:		Uranium Resources, Inc.
	Attention:	Chairman and CEO 650 South Edmonds, Suite 108 Lewisville, TX 75067
	Telephone:	972.219.3330
	Facsimile:	972.219.3311

With a Copy to:		Paul K. Willmott 56 Osborne Hill Road Sandy Hook, Connecticut 06482

		Alfred C. Chidester Baker Hostetler, LLP 303 E. 17th Ave., Suite 1100 Denver, Colorado 80203
	Telephone:	(303) 764-4091
	Facsimile:	(303) 861-2307

All Notices shall be given (a) by personal delivery to the addressee, (b) by electronic communication, capable of producing a printed transmission and confirmation of delivery, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service.  All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt.  Either party may change its address by notice to the other party.

(e)           THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE BENEFICIARIES AND GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(i)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK AND STATE OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH.  PERSON, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 8(d), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

(ii)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (ii) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO FURTHER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING, WITHOUT LIMITATION, THOSE REFERRED TO IN CLAUSE (b) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS GUARANTY.

(iii)          Guarantor covenants and agrees that delivery of process at the address for Guarantor stated in Section 8(d) in accordance with Section 8(e)(i) shall constitute valid and effective service of process pursuant to Section 8(e)(i).

(f)            If Guarantor shall default in the payment of any amount becoming due under this Guaranty, it  shall on demand from time to time pay interest, to the extent permitted by law, directly to the Company on such defaulted amount for the period beginning on the date of such default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 4% per annum in excess of the prime rate from time to time, as reported in the “Money Rates” section of The Wall Street Journal.

(g)           This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

URANIUM RESOURCES, INC.

By:
Name: Paul K. Willmott
Title: Chairman and Chief Executive Officer

ACCEPTED AND AGREED BY BENEFICIARIES:

ITOCHU CORPORATION

By:
Name:
Title:

CHURCHROCK VENTURE LLC
BY: HRI-Churchrock, Inc., Manager

By:
Name: Craig S. Bartels
Title: President

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

By:
Name: Yoshio Matsukawa
Title: President

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EXHIBIT F
To
CHURCHROCK VENTURE
LIMITED LIABILITY COMPANY AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

PREEMPTIVE RIGHTS

1.1          Preemptive Rights. If either Member intends to Transfer all or any part of its Ownership Interest, such Member (“Transferring Entity”) shall promptly notify the other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Member shall have twenty (20) days from the date such notice is delivered to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Member shall be consummated promptly after notice of such election is delivered.

(a)           If the other Member fails to so elect within the period provided for above, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Member in the aforementioned notice.

(b)           If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Member in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

1.2          Exceptions to Preemptive Right.  Paragraph 1.1 above shall not apply to the following:

(a)           Transfer by either Member of all or any part of its Ownership Interest to an Affiliate;

(b)           Corporate merger or consolidation of the direct or indirect parent of a Member or sale of all or substantially all of the assets of the direct or indirect parent of a Member if the surviving or acquiring entity shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of such parent; provided, however, that the value of the Member’s interest in the Company, evidenced by its Capital Account balance (as described in ARTICLE IV), does not exceed seventy five percent (75%) of the Net Worth of the surviving entity or acquiring entity;

(c)           the transfer of an ownership interest, including transfer of Control, of the direct or indirect parent of the Member;

(d)           subject to Subsection 9.2(h) of the Agreement, the grant by either Member of a security interest in its Ownership Interest by Encumbrance; or

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(e)           the creation by any Affiliate of either Member of an Encumbrance affecting its Control of such Member.

For purposes hereof, the term “Net Worth” shall mean the remainder after total liabilities are deducted from total assets.

2

EXHIBIT G

To

CHURCHROCK

LIMITED LIABILITY COMPANY

AGREEMENT

By And Between

HRI

And

ITC NUCLEAR FUEL SERVICE (NEW MEXICO) INC.

TERMS SHEET FOR PROJECT FINANCING LOAN

Borrower	LLC - Project Company

Lender(s)	ITOCHU Corporation and/or its affiliate

Purpose of Facility	To debt finance, on a limited recourse basis, a portion of the Project’s capital expenditure and operating expenditures

Facility Amount	US$24,000,000

Loan Maturity	7 years after CPC

Repayment of principal	14 equal and consecutive semi-annual installments commencing 6 months following the CPC

Interest Rate	LIBOR (as set forth in the Loan Agreement) + 5.00%

Interest Payment	Semi-annually

Upfront Fee	2.50% of the amount of Facility

Parent Company Guaranty (“PCG”)	Members of LLC to provide parent company guaranty equal to the outstanding amount of facility. After CPC, bankruptcy of either guarantor shall not constitute an event of default under the financing.

Debt Service Coverage Ratio (“DSCR”)

The required ratio shall be negotiated by the parties and shall be calculated as below:

DSCR = A divided by B
Where:
A is (Projected Project Revenue of the year) minus (Authorized Capex & Opex of the Year)
B is Projected Debt Service Amount (Repayment and Interest of the Year)

Debt Service Reserve Account (“DSRA”)	The Borrower shall deposit and maintain six months of projected principal and interest expense into Debt Service Reserve Account.

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Capital Expenditure Reserve Account (“CERA”)	The Borrower shall deposit and maintain 50% of projected amount of Capital Expenditure to be spent during the following year into the Capital Expenditure Reserve Account.

Events of Default

Including but not limited to:
Failure to repay principal when due;
Failure to pay interest when due;
Failure to maintain required amount in DSRA and/or CERA;
Failure to maintain certain DSCR (to be agreed); and
Insolvency or bankruptcy of the URI member.

Drawdown	During the period between FID and CPC. Detailed drawdown schedule shall be mutually agreed by Loan Agreement

Security & Pledge

Project cash flow
LLC members’ ownership interest in LLC
All assets owned by the Borrower, including DSRA and CERA, the
Churchrock Property and, to the extent assignable, all permits
(and others mutually and reasonably agreed to by both parties)

Negative Covenants

The Borrower shall not:
merge or consolidate;
transfer or dispose of any of its assets; and
sell the Project to a third party prior to the Borrower’s full repayment of the Facility
               (and others mutually and reasonably agreed to by both parties)

Governing Law	The Law of the State of New York

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Schedule of Members

Name	Ownership Interest	Voting Interest
HRI-Churchrock, Inc.	50%	51%
ITC Nuclear Fuel Service (New Mexico) Inc.	50%	49%

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Exhibit 99.2

NEWS RELEASE

650 S. Edmonds Lane, Suite 108 Lewisville, TX 75067

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Paul K. Willmott
Kei Advisors LLC	Chairman & CEO
Phone: 716.843.3908/716.843.3874	Phone: 972.219.3330
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com

Uranium Resources, Inc. Announces
Joint Venture Agreement for
Development of Churchrock Project in New Mexico

LEWISVILLE, TX, and TOKYO, JAPAN, December 7, 2006 — Uranium Resources, Inc. (OTCBB:  URRE) (“URI”) announced today that it has signed a definitive joint venture agreement with ITOCHU Corporation for the evaluation and development of URI’s Churchrock uranium property in New Mexico.

Paul K. Willmott, Chairman and CEO of URI, noted, “This agreement represents an important step towards the development of our extensive New Mexico asset base.  Our assets are located in what has been deemed the most prolific production area for uranium in the United States.  We welcome ITOCHU as a partner.  We look forward to a long and profitable relationship and to contributing to the New Mexico economy.”

URI is currently completing a feasibility study of the New Mexico property, which it expects to be completed by the end of 2006.  Upon completion of this study, ITOCHU and URI will determine whether to pursue the venture.  Development of the Churchrock project cannot commence until all permits have been obtained and all other relevant legal requirements satisfied.

URI plans to use the benign in situ recovery (ISR) mining process at the Churchrock project.  This process involves the injection of water with oxygen into the uranium deposit.  The uranium becomes soluble and is then extracted for further processing, and the uranium-free water is re-injected into the ore body.

ABOUT URANIUM RESOURCES, INC.
Since it’s incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has three ISR mining projects.  URI has mineral rights in Texas and owns over 183,000 acres of mineral holdings in New Mexico, which historically has been the most prolific uranium producing region in the U.S.  The Company’s strategy is to fully exploit its resource base to take advantage of the strong global market for uranium.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s reserves and mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits

- MORE -

are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

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